                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      FIRST PATRIOT BANKSHARES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ] No fee required.

     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
                                  Common Stock
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
                                   2,425,782*
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                     $17.00 cash per share of Common Stock
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
                                $41,238,294.00**
--------------------------------------------------------------------------------

     (5) Total fee paid:
                                   $8,247.66
--------------------------------------------------------------------------------

 * Consists of 2,020,929 shares of Common Stock to be canceled in exchange for the right to receive the Merger Consideration and 404,853 shares of Common Stock that would be issued upon exercise of Stock options and warrants.

** Includes $6,882,501.00 representing the aggregate amount to be paid upon exchange and cancellation of all options and warrants.

     [X] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
                                   $8,247.66
--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:
                      Form: PREM 14A, File No.: 000-22578
--------------------------------------------------------------------------------

     (3) Filing party:
                      First Patriot Bankshares Corporation
--------------------------------------------------------------------------------

     (4) Date filed:
                                 April 24, 1997
--------------------------------------------------------------------------------

                      FIRST PATRIOT BANKSHARES CORPORATION
                            12120 SUNSET HILLS ROAD
                             RESTON, VIRGINIA 20190

Dear Fellow Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders of First Patriot Bankshares Corporation, to be held on July 17, 1997 at 7:00 p.m. local time, at the Hyatt Regency Reston, 1800 President Street, Reston, Virginia 22090.

     The Notice of Special Meeting and Proxy Statement which follow describe the transaction being submitted to shareholders for approval.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted, particularly since the approval of the transaction described in the accompanying Proxy Statement requires the affirmative vote of the holders of two-thirds of the Company's issued and outstanding common stock. Accordingly, even if you expect to be personally present at the meeting, please be sure that the enclosed Proxy is properly completed, dated, signed and returned without delay in the enclosed envelope which requires no postage if mailed in the United States. Telephonic proxies will not be permitted.

     IF YOU HAVE ANY QUESTIONS CONCERNING THIS PROPOSED TRANSACTION OR RELATING TO THE EXECUTION AND RETURN OF THE ENCLOSED PROXY, PLEASE CALL (TOLL-FREE) 1-800-650-5553.

     On behalf of the Officers and Directors of First Patriot Bankshares Corporation, I wish to thank you for your interest in the Company and I hope that you will be able to attend our Meeting.

                                          For the Board of Directors,

                                          Carroll C. Markley
                                          President and Chief Executive Officer

June 10, 1997

                     FIRST PATRIOT BANKSHARES CORPORATION.
                            12120 SUNSET HILLS ROAD
                             RESTON, VIRGINIA 20190
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 17, 1997
                             ---------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting (the "Special Meeting") of Shareholders of First Patriot Bankshares Corporation, a Virginia corporation (the "Company"), will be held on July 17, 1997 at 7:00 p.m. local time, at the Hyatt Regency Reston, 1800 President Street, Reston, Virginia 22090, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger ("Merger Agreement"), dated as of February 18, 1997, among United Bankshares, Inc. ("UBS"); United Bank ("UBV"), a wholly-owned subsidiary of UBS; UB Holding Company, Inc. ("UBHC"), also a wholly-owned subsidiary of UBS; the Company; and Patriot National Bank ("PNB"), a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, UBS will acquire the Company through the merger of UBHC with and into the Company and certain other related transactions. In the Merger, shareholders of the Company will receive a cash payment of $17.00 for each share of the Company's Common Stock.

          2. To transact such other business as may properly come before the Special Meeting and any adjournment thereof.

     Holders of record of the Company's common stock, par value $2.50 per share (the "Common Stock"), as of the close of business on May 27, 1997, the record date fixed by the Board of Directors for such purpose (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

     The accompanying Proxy Statement describes the Merger Agreement, the proposed Merger and the actions to be taken in connection with the Merger. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage paid envelope, whether or not you plan to attend the Special Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting.

     The Board of Directors recommends that the above proposal be approved. It is hoped that you will agree with the recommendations of the Board of Directors and Management, and that you will vote "FOR" the above proposal.

                                   IMPORTANT

     APPROVAL OF THE TRANSACTION DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE COMPANY'S ISSUED AND OUTSTANDING COMMON STOCK. ACCORDINGLY, EVEN IF YOU EXPECT TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY IS PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

     PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                /s/ CARROLL C. MARKLEY

                                          --------------------------------------
                                                    Carroll C. Markley
                                          President and Chief Executive Officer

                                                  /s/ NANCY K. FALCK

                                          --------------------------------------
                                                      Nancy K. Falck
                                                        Secretary

Dated: June 10, 1997

                      FIRST PATRIOT BANKSHARES CORPORATION
                            12120 SUNSET HILLS ROAD
                             RESTON, VIRGINIA 20190
                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                                  INTRODUCTION

     This Proxy Statement is being furnished to the holders of common stock, par value $2.50 per share (the "Common Stock"), of First Patriot Bankshares Corporation, a Virginia corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the special meeting of shareholders (the "Special Meeting") to be held on July 17, 1997 at 7:00 p.m., at the Hyatt Regency Reston, 1800 President Street, Reston, Virginia 22090, and at any adjournments or postponements thereof. The Board of Directors has fixed the close of business on May 27, 1997 as the record date (the "Record Date") for the Special Meeting with respect to this solicitation.

     This Proxy Statement relates to the Agreement and Plan of Merger ("Merger Agreement"), dated as of February 18, 1997, among United Bankshares, Inc. ("UBS"); United Bank ("UBV"), a wholly-owned subsidiary of UBS; UB Holding Company, Inc. ("UBHC"), also a wholly-owned subsidiary of UBS; the Company; and Patriot National Bank ("PNB"), a wholly-owned subsidiary of the Company. A copy of the Merger Agreement is attached to the accompanying Proxy Statement as Exhibit A.

     Pursuant to the Merger Agreement, (i) UBHC will be merged with and into the Company (the "Merger" or "Holding Company Merger"), with the Company being the surviving corporation; (ii) the Company will thereupon become a direct wholly-owned subsidiary of UBS and change its name to "UB Holding Company, Inc.", (iii) each outstanding share of Common Stock will be converted into the right to receive $17.00 dollars in cash (the "Merger Consideration"). Immediately after the Holding Company Merger, PNB will merge with UBV, with UBV being the surviving corporation.

     This Proxy Statement was first sent to shareholders on or about the date stated in the accompanying Notice of Special Meeting of Shareholders.

     Only shareholders of record as of the Record Date are entitled to vote at the meeting and any adjournments thereof. As of that date, 2,020,929 shares of Common Stock of the Company were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by providing written notice to the Secretary of the Company or by submitting another proxy bearing a later date. In addition, shareholders attending the meeting may revoke their proxies at any time prior to the time such proxies are exercised.

     The presence in person or by proxy of the holders of a majority of the votes entitled to be cast at the meeting will constitute a quorum. Under the laws of the Commonwealth of Virginia, the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the Company Common Stock issued and outstanding on the Record Date is required to approve the Merger Agreement. Abstentions and broker non-votes will be included in the calculation for purposes of determining whether the Agreement has been approved and will be treated as "no" votes. All properly executed proxies returned in time to be cast at the meeting will be voted as specified. If no contrary instruction is indicated, they will be voted FOR the approval of the Merger Agreement.

     In the event that there are not sufficient votes to approve and adopt the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

     The mailing address and telephone number of the Company's principal executive offices are: First Patriot Bankshares Corporation, 12120 Sunset Hills Road, Reston, Virginia 20190, (703) 917-1400. The mailing address and telephone number of UBS's principal executive offices are United Bankshares, Inc., 500 Virginia Street East, Charleston, West Virginia 25301, (304) 348-8400.

                             AVAILABLE INFORMATION

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Proxy Statement, and if given or made, such information or representations should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in the affairs of the Company, PNB, UBS, UBV or UBHC since the date of this Proxy Statement. All information regarding UBS, UBV and UBHC in this Proxy Statement has been supplied by UBS, and all information regarding the Company and PNB has been supplied by the Company.

     The Company and UBS are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional offices of the SEC: Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Each of the Company Common Stock and UBS stock is quoted on the NASDAQ Stock Market's National Market ("NASDAQ"). Consequently, reports, proxy statements and other information relating to the Company and UBS may be inspected at the Public Reference Section of the National Association of Securities Dealers, Inc. ("NASD") at 1735 K Street, N.W., Washington, D.C. 20006-1506. Copies of such documents can be obtained from the public reference sections at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Proxy Statement incorporates certain documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Nancy K. Falck, Secretary, First Patriot Bankshares Corporation, 12120 Sunset Hills Road, Reston, Virginia 20190, (703) 917-1400. In order to ensure timely delivery of these documents, any request should be made by July 7, 1997.

     The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner of the Company Common Stock, to whom a copy of this Proxy Statement has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to below which have been or may be incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to the person indicated in the immediately preceding paragraph.

     The following documents, which have been filed with the SEC pursuant to the Exchange Act, are hereby incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          (b) The information set forth under the captions "Management's Discussion and Analysis", "Notes to Consolidated Financial Statements", "Selected Consolidated Financial Data", "Quarterly Common Stock Prices and Dividends" in the Company's 1996 Annual Report to Shareholders; and

          (c) The Company's quarterly report on Form 10-Q for the quarter ended March 31, 1997.

     This Proxy Statement is accompanied by a copy of the Company's 1996 Annual Report to Shareholders. Information set forth under the captions "Financial Highlights", "The Company", "Letter to Stockholders", and "Directors and Officers", in the Company's 1996 Annual Report to Shareholders is not part of this Proxy Statement.

     All reports subsequently filed by the Company pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................    4
THE SPECIAL MEETING...................................................................   14
RECORD DATE AND VOTING................................................................   14
VOTE REQUIRED; REVOCABILITY OF PROXIES................................................   15
APPRAISAL RIGHTS......................................................................   15
SOLICITATION OF PROXIES...............................................................   15
SECURITY OWNERSHIP BY COMPANY MANAGEMENT..............................................   16
PARTIES TO THE MERGER.................................................................   16
THE MERGER............................................................................   17
OPINION OF FINANCIAL ADVISOR..........................................................   20
EFFECTIVE DATE AND EFFECTIVE TIME.....................................................   22
EFFECT OF THE MERGER..................................................................   23
EXCHANGE OF COMMON STOCK FOR CASH.....................................................   23
REPRESENTATIONS AND WARRANTIES........................................................   24
CONDITIONS TO CONSUMMATION OF THE MERGER..............................................   24
REGULATORY APPROVALS..................................................................   24
BUSINESS PENDING THE MERGER...........................................................   25
INTERESTS OF CERTAIN PERSONS IN THE MERGER............................................   27
EFFECT ON COMPANY BENEFIT PLANS AND RELATED MATTERS...................................   27
CERTAIN EMPLOYEE MATTERS..............................................................   27
WAIVER AND AMENDMENT..................................................................   28
TERMINATION...........................................................................   28
ACCOUNTING TREATMENT..................................................................   28
EXPENSES..............................................................................   28
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...............................................   28
MARKET PRICES AND DIVIDENDS ON COMMON STOCK...........................................   29
STOCK OWNED BY MANAGEMENT.............................................................   30
PRINCIPAL HOLDERS OF VOTING SECURITIES................................................   31
INDEPENDENT AUDITORS..................................................................   31
OTHER MATTERS.........................................................................   32

                                    SUMMARY

     The following is a brief summary of information contained elsewhere in this Proxy Statement. This summary is not a complete statement of all information, facts or materials to be voted on at the Special Meeting. This summary should only be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information contained in this Proxy Statement and the Exhibits thereto. Unless otherwise defined, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement. Shareholders are urged to review carefully this Proxy Statement and the Exhibits hereto in their entirety.

The Special Meeting........  At the Special Meeting of Shareholders of the
                               Company and any adjournment thereof (the "Special Meeting"), the shareholders of the Company will be asked to consider and vote upon (i) the approval of the Merger Agreement between UBS, UBHC, UBV, the Company and PNB and (ii) such other matters as may properly come before the Special Meeting. The Special Meeting is scheduled to be held at 7:00 p.m., local time, on July 17, 1997 at the Hyatt Regency Reston, 1800 President Street, Reston, Virginia 22090. See "Special Meeting."

Record Date and Voting.....  The Record Date for the Special Meeting is the
                               close of business on May 27, 1997. At the close of business on the Record Date, there were 2,020,927 shares of Common Stock outstanding and entitled to vote, held by 452 shareholders of record. Each holder of Common Stock on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Special Meeting or at any postponement or adjournment thereof. The presence, either in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted is necessary to constitute a quorum at the Special Meeting. See "The Special Meeting -- Record Date and Voting."

Vote Required; Revocability
of Proxies.................  Under Virginia law, approval and adoption of the
                               Merger Agreement and the transactions
                               contemplated thereby will require the affirmative vote of at least two-thirds of the outstanding shares of Common Stock entitled to be voted at the Special Meeting.

                             Since the required vote of the shareholders of the
                               Company on the Merger Agreement and the
                               transactions contemplated thereby is based upon the total number of outstanding shares of Common Stock, the failure to submit a proxy card (or vote in person at the Special Meeting) or the abstention from voting by a shareholder will have the same effect as a "NO" vote with respect to the Merger Agreement and the transactions contemplated thereby. See "The Special
                               Meeting -- Vote Required; Revocability of
                               Proxies."

                             The presence of a shareholder at the Special
                               Meeting will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by (i) delivering to Nancy K. Falck, Secretary, First Patriot Bankshares Corporation, 12120 Sunset Hills Road, Reston, Virginia 20190, a written notice of revocation prior to the Special Meeting, (ii) delivering to the Company prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person.

Appraisal Rights...........  Holders of the Common Stock are not entitled to dissenters' appraisal rights under Virginia law. See "The Special Meeting -- Appraisal Rights."

Management Shares..........  As of the Record Date, the directors and executive officers of the company beneficially owned, in the aggregate, 498,249 shares of Common Stock (excluding shares which could be acquired upon the exercise of options or warrants), representing approximately 25% of such shares outstanding. To the knowledge of the Company, such directors and executive officers of the Company intend to vote their outstanding shares of Common Stock for the approval and adoption of the Merger Agreement and the transactions contemplated thereby. See "Stock Owned by Management," "Principal Holders of Voting Securities."

The Companies

  First Patriot Bankshares
  Corporation..............  The Company is a Virginia corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"). The Company was incorporated on August 31, 1989 solely to acquire all of the issued and outstanding capital stock of Patriot National Bank ("PNB"). The Company has two subsidiaries, PNB, a fully-owned subsidiary that opened for business on April 13, 1990, and 2071 Chain Bridge Road, L.L.C. ("LLC"), a limited liability company formed for the purpose of purchasing and owning an office building in the Tysons Corner area that houses the offices of the Company and PNB. The Company and PNB own all of the outstanding interests in LLC. As of March 31, 1997, the Company had total assets, deposits and stockholders' equity of $181,760,000, $149,234,000, and $14,744,000 respectively. The address of the Company's principal executive offices is First Patriot Bankshares Corporation, 12120 Sunset Hills Road, Reston, Virginia 20190.

Patriot National Bank......  PNB is a federally-chartered national banking association and a wholly-owned subsidiary of the Company. It operates nine offices throughout Northern Virginia specializing in providing convenient quality service. PNB also has three loan production centers located in Virginia and anticipates opening three more branch offices during 1997.

United Bankshares, Inc.....  United Bankshares, Inc. ("UBS") is a West Virginia
                               corporation registered as a bank holding company under the BHCA. It was incorporated on March 26, 1982, and organized on September 9, 1982. As a holding company, UBS's present business is the operation of its subsidiaries, United National Bank, headquartered in West Virginia, and United Bank, a Virginia state-chartered bank, headquartered in Arlington, Virginia. UBS also owns United Venture Fund, Inc., a West Virginia capital company which is primarily engaged in lending activities consistent with the requirements of the West Virginia Capital Company Act and BHCA. UBS also owns UBCHC, a second tier bank holding company which owns United National Bank. As of December 31, 1996, UBS had consolidated assets of $2 billion 327 million and stockholders' equity of $259 million. The address of UBS is United Bankshares, Inc., 500 Virginia Street East, Charleston, West Virginia 25301.

  UB Holding Company.......  UB Holding Company ("UBHC") is a wholly-owned subsidiary of UBS, chartered for the purpose of merging with and into the Company.

  United Bank..............  United Bank ("UBV"), a Virginia state-chartered banking corporation, is a wholly-owned subsidiary of UBS.

The Merger Transaction.....  This Proxy Statement relates to the Agreement and
                               Plan of Merger ("Merger Agreement"), dated as of February 18, 1997, among UBS; UBHC, a wholly-owned subsidiary of UBS; UBV, also a wholly-owned subsidiary of UBS; the Company; and PNB, a wholly-owned subsidiary of the Company. The Merger Agreement provides that UBS will acquire the Company through the merger of UBHC with and into the Company, with the Company being the surviving corporation. Each outstanding share of Common Stock of the Company will be converted into the right to receive a cash payment of $17.00. Thereafter, PNB will merge with and into UBV, with UBV being the surviving corporation. See Exhibit A to this Proxy Statement.

Recommendation of the Board
  of Directors; Effects of
  and Reasons for the
  Merger ..................  The Board of directors of the Company believes that the terms of the transactions as set forth in the Merger Agreement are fair to, and in the best interests of, the Company and its shareholders. Accordingly, the Company's Board has unanimously approved the Merger Agreement and recommends its approval by the Company's shareholders. See "The Merger -- Background of the Merger; -- Effect of and Reasons for the Merger; and -- Opinion of the Financial Advisor."

Opinion of the Financial
  Advisor..................  Baxter Fentriss and Company ("Baxter Fentriss") has
                               delivered to the Company's Board its written opinion, dated February 7, 1997, to the effect that, as of the date of such opinion and based upon and subject to certain matters as stated therein, the Merger Agreement is fair, from a financial point of view, to the shareholders of the Company. The full text of the opinion of Baxter Fentriss, which sets forth the procedures followed, assumptions made, matters considered and limits of the review by Baxter Fentriss, is attached as Exhibit B to this Proxy Statement and should be read carefully in its entirety. See "The Merger -- Background of the
                               Merger; -- Opinion of the Financial Advisor" and Exhibit B to this Proxy Statement.

Effective Date and
Effective Time.............  It is anticipated that articles of merger will be filed with the State Corporation Commission of Virginia (the "Virginia Commission") in accordance with the requirements of the Virginia Corporations Law on (i) a business day designated by UBS within 10 days after the date of receipt of all regulatory and shareholder approvals, expiration of applicable waiting periods and the satisfaction or waiver of all conditions to the consummation of the Merger or (ii) on such later date as the parties may agree. On or about the same day, the parties will also file the articles of merger with the Secretary of the State of West Virginia pursuant to West Virginia law. The date of such filing with and acceptance by the Secretary of State of West Virginia of such articles of merger or such date thereafter as is specified in the articles of merger will be the "Effective Date" of the Merger. The "Effective Time" of the Merger will be the time of such filing with and acceptance by the West Virginia Secretary of State of such articles of merger or as otherwise specifically set forth therein.

Effect of the Merger.......  Pursuant to the Merger Agreement, upon the consummation of the Holding Company Merger, the articles of incorporation of the Company will remain the same but the Company's bylaws will be amended in their entirety to conform to the bylaws of UBHC in effect immediately prior to such time. At the Effective Time, the directors and officers of UBHC will become the directors and officers of the Company as the surviving corporation.

Exchange of Common Stock
  for Cash.................  Promptly after the Effective Time, ChaseMellon
                               Shareholder Services, L.L.C., as exchange agent (the "Exchange Agent"), will provide written instructions to each shareholder of record of the Company regarding the manner in which shareholders of the Company may exchange their shares of Common Stock for payment of the Merger Consideration. No interest will be paid on the Merger Consideration. Shareholders should not surrender their shares of Common Stock until they have received these written instructions from the Exchange Agent. See "The Merger -- Exchange of Common Stock for Cash."

Conditions to the Merger...  Consummation of the Merger and the payment of the
                               Merger Consideration pursuant to the Merger
                               Agreement are subject to various conditions, including receipt of the shareholder approval solicited hereby, receipt of the necessary regulatory approvals and satisfaction of other customary closing conditions.

Conduct of Business
  Pending the Merger.......  Prior to the Effective Time, the Merger Agreement
                               requires the Company to conduct its business in the ordinary course consistent with past practice and subject to certain operating restrictions. The Company has agreed, among other things, to maintain its current organization, management and capital structure and to comply with certain limitations on incurrence of indebtedness, increases in compensation and acquisitions or dispositions of assets. See "The
                               Merger -- Business Pending the Merger."

Interests of Certain
  Persons..................  Certain members of the Company's management and
                               Board of Directors may be deemed to have interests in the Merger in addition to their interest as shareholders of the Company generally. In addition, the holders of stock options and warrants, which include members of the Company's management and Board of Directors, will have the right to receive cash payments in exchange for the cancellation of the stock options and warrants. The aggregate amount which may be paid to the Company's executive officers (five persons) and to the Company's nonemployee directors (six persons) upon the exchange and cancellation of stock options and warrants is approximately $1,395,000 and $2,911,000, respectively. In addition, Carroll C. Markley, Chief Executive Officer and President of the Company, has entered into a new employment contract with UBS, as has Michael W. Clarke, Executive Vice President of the Company. See "The Merger -- Interests of

                               Certain Persons in the Merger" and "-- Effect on Company Benefit Plans and Related Matters."

Accounting Treatment.......  The Merger will be treated as a purchase for accounting purposes. See "The
                               Merger -- Accounting Treatment."

Certain Federal Income Tax
  Consequences of the
  Merger...................  The Merger will be a taxable transaction to Company shareholders. Shareholders of the Company will recognize gain or loss in the Merger in an amount determined by the difference between the cash received and their tax basis in the Common Stock exchanged therefor. For further information regarding certain federal income tax consequences to shareholders, see "Certain Federal Income Tax Consequences."

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

MARKET PRICES AND COMMON STOCK

     The Common Stock of the Corporation is listed on NASDAQ under the name First Patriot Bankshares Corporation and traded under the symbol "FPBK". On September 13, 1996, the day the Company publicly announced the formation of a special committee for the purpose of exploring methods of enhancing shareholder value, the reported closing sale price per share of Common Stock on NASDAQ was $11.75. On February 18, 1997, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price per share of Common Stock on NASDAQ was $14.75. On June 9, 1997, the last full trading day prior to the date of this Proxy Statement, the reported closing sale price per share of Common Stock on NASDAQ was $16.50. For additional information concerning historical market prices of the Common Stock, see "Market Prices and Dividends."

     The Company first paid a quarterly cash dividend of $.02 per share of Common Stock in March, 1995. The Company has continued to pay quarterly dividends since then, raising the dividend to $.03 per share of Common Stock in November, 1995. The Merger Agreement restricts the ability of the Company to make distributions to its shareholders, except for regular quarterly cash dividends of $.03 per share of Common Stock with declaration, record and payment dates consistent with past practice, on February 28, 1997, and May 30, 1997.

RECENT DEVELOPMENTS

     The Company reported net income of $2,090,000, or $0.93 per share, for the year ended December 31, 1996. For the comparable period ended December 31, 1995, net income amounted to $1,524,000, or $.0.71 per share. Returns on average assets and stockholders' equity were 1.25% and 15.66%, respectively, for 1996, and 1.19% and 13.06%, respectively, for 1995. The earnings improvement in 1996 was attributed primarily to increases in average earning assets, increased fees, and gains on the sale of loans.

     The Company reported net income of $547,000, or $.24 per share for the first quarter ended March 31, 1997. For the comparable period ended March 31, 1996, the Company reported net income of $391,000 or $.17 per share. Return on average assets increased from 1.00% for the first quarter of 1996 to 1.21% for the first quarter of 1997. Return on average equity increased to 14.93% from 11.96% for the first quarter in 1996. The Company attributes the increase in income for the first quarter of 1997 primarily to the continued growth in PNB's loan portfolio.

SELECTED CONSOLIDATED FINANCIAL DATA

     The following is selected consolidated financial data for the Company and its subsidiaries for the three month period ended March 31, 1997 and 1996, for the years ended December 31, 1996, 1995 and 1994 and for each of the five years ended December 31, 1992 through 1996. The consolidated financial information for the three month periods ended March 31, 1997 and 1996 has not been audited, but in the opinion of management of the Company, all adjustments necessary for a fair presentation have been included. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results of operations that may be expected for the entire year. The data is qualified in its entirety by the detailed information and financial statements included in the Company's Annual Reports on Form 10-K for the years ended December 31, 1995 and December 31, 1996, and in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, available as described under "Incorporation of Certain Documents by Reference," and the other information contained or incorporated by reference elsewhere in this Proxy Statement.

                      FIRST PATRIOT BANKSHARES CORPORATION

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                TABLE 1 -- SELECTED CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------------------------
                                                        1996        1995        1994        1993        1992
                                                      ---------   ---------   ---------   ---------   ---------
RESULTS OF OPERATIONS
Net interest income.................................  $   8,777   $   6,969   $   5,104   $   3,777   $   2,752
Provision for loan losses...........................        751         372         178         279         208
Noninterest income..................................      2,908       2,281       1,505       1,240         347
Noninterest expense.................................      7,748       6,471       4,770       3,795       2,460
                                                      ---------   ---------   ---------   ---------   ---------
Income before taxes.................................      3,186       2,407       1,661         943         431
Income tax expense..................................      1,096         883         565         137         148
                                                      ---------   ---------   ---------   ---------   ---------
Income before extraordinary item....................      2,090       1,524       1,096         806         283
Extraordinary tax benefit...........................         --          --          --          --         148
                                                      ---------   ---------   ---------   ---------   ---------
Net income..........................................  $   2,090   $   1,524   $   1,096   $     806   $     431
                                                      =========   =========   =========   =========   =========
Primary earnings per share:
  Income before extraordinary item..................  $    0.93   $    0.71   $    0.54   $    0.51   $    0.20
  Extraordinary tax benefit.........................         --          --          --          --        0.11
                                                      ---------   ---------   ---------   ---------   ---------
  Net income........................................  $    0.93   $    0.71   $    0.54   $    0.51   $    0.31
                                                      =========   =========   =========   =========   =========
  Weighted average shares outstanding...............  2,243,695   2,138,556   2,046,960   1,580,113   1,388,567
Fully diluted earnings per share:
  Income before extraordinary item..................  $    0.93   $    0.71   $    0.53   $    0.51   $    0.20
  Extraordinary tax benefit.........................         --          --          --          --        0.11
                                                      ---------   ---------   ---------   ---------   ---------
  Net income........................................  $    0.93   $    0.71   $    0.53   $    0.51   $    0.31
                                                      =========   =========   =========   =========   =========
  Weighted average shares outstanding...............  2,249,763   2,148,278   2,061,940   1,580,113   1,388,567

                                                                                     THREE MONTHS ENDED
                                                                                         MARCH 31,
                                                                                   ----------------------
                                                                                     1997         1996
                                                                                   ---------    ---------
RESULTS OF OPERATIONS
Net interest income.............................................................   $   2,413    $   2,058
Provision for loan losses.......................................................         218          127
Noninterest income..............................................................         652          515
Noninterest expense.............................................................       2,025        1,804
                                                                                   ---------    ---------
Income before taxes.............................................................         822          642
Income tax expense..............................................................         275          251
                                                                                   ---------    ---------
Net income......................................................................   $     547    $     391
                                                                                   =========    =========
Primary earnings per share:
  Net income....................................................................   $    0.24    $    0.17
                                                                                   =========    =========
  Weighted average shares outstanding...........................................   2,294,865    2,241,837
Fully diluted earnings per share:
  Net income....................................................................   $    0.24    $    0.17
                                                                                   =========    =========
  Weighted average shares outstanding...........................................   2,294,865    2,241,837

                                                                           AT DECEMBER 31,
                                                      ---------------------------------------------------------
                                                        1996        1995        1994        1993        1992
                                                      ---------   ---------   ---------   ---------   ---------
FINANCIAL CONDITION
Assets..............................................  $ 191,852   $ 158,791   $ 104,910   $  95,304   $  69,059
Loans, gross........................................  $ 127,868   $ 106,676   $  75,272   $  63,253   $  45,561
Investments & Federal Funds Sold....................  $  50,781   $  38,884   $  15,749   $  13,213   $  12,453
Earning assets......................................  $ 178,649   $ 145,560   $  96,525   $  90,929   $  65,242
Deposits............................................  $ 154,329   $ 120,259   $  84,842   $  75,969   $  58,591
Stockholders' equity................................  $  14,525   $  12,738   $  10,832   $   9,997   $   6,195
Book value per share................................  $    7.19   $    6.35   $    5.50   $    5.07   $    4.46
Common shares outstanding...........................  2,020,929   2,005,200   1,969,896   1,969,896   1,388,567
Number of full service offices......................          8           8           5           2           1
PERFORMANCE RATIOS
Return on average assets............................       1.25%       1.19%       1.10%       1.00%       0.78%
Return on average equity............................      15.66%      13.06%      10.57%      10.98%       7.91%
Net interest margin.................................       5.65%       5.88%       5.41%       4.96%       5.19%
ASSET QUALITY
Allowance for loan losses...........................  $   1,530   $   1,332   $     965   $     793   $     552
Allowance for loan losses to loans, gross...........       1.20%       1.25%       1.28%       1.25%       1.21%
Nonperforming loans.................................         --          --          --   $      19   $      97
Nonperforming loans to loans, gross.................         --          --          --        0.03%       0.21%
Net charge-offs to average loans....................       0.48%         --          --        0.07%         --
LIQUIDITY AND CAPITAL RATIOS
Average loans to average deposits...................      86.88%      84.41%      89.00%      80.61%      80.63%
Risk-based capital:
  Tier 1............................................      11.22%      11.59%      15.61%      17.42%      16.55%
  Total.............................................      12.39%      12.81%      16.87%      18.67%      17.96%
Leverage............................................       8.16%       8.27%      10.32%      10.64%       9.88%

                                                                                        AT MARCH 31,
                                                                                   ----------------------
                                                                                     1997         1996
                                                                                   ---------    ---------
FINANCIAL CONDITION
Assets..........................................................................   $ 181,760    $ 160,894
Loans, gross....................................................................   $ 126,600    $ 109,531
Investments & Federal Funds Sold................................................   $  42,679    $  37,344
Earning assets..................................................................   $ 169,279    $ 146,875
Deposits........................................................................   $ 149,234    $ 125,350
Stockholders' equity............................................................   $  14,744    $  12,905
Book value per share............................................................   $    7.30    $    6.37
Common shares outstanding.......................................................   2,020,929    2,018,479
Number of full service offices..................................................           9            8
PERFORMANCE RATIOS
Return on average assets........................................................        1.21%        1.00%
Return on average equity........................................................       14.93%       11.96%
Net interest margin.............................................................        5.70%        5.71%
ASSET QUALITY
Allowance for loan losses.......................................................   $   1,748    $   1,459
Allowance for loan losses to loans, gross.......................................        1.38%        1.33%
Nonperforming loans.............................................................           0            0
Nonperforming loans to loans, gross.............................................        0.00%        0.00%
Net charge-offs to average loans................................................        0.00%        0.00%
LIQUIDITY AND CAPITAL RATIOS
Average loans to average deposits...............................................       84.41%       84.51%
Risk-based capital:
  Tier 1........................................................................       13.02%       11.47%
  Total.........................................................................       11.77%       12.72%
Leverage........................................................................        8.21%        8.17%

 TABLE 2 -- AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, AVERAGE YIELDS AND
                                     RATES
                             (DOLLARS IN THOUSANDS)

                                                              YEARS ENDED DECEMBER 31,
                                ------------------------------------------------------------------------------------
                                           1996                          1995                        1994
                                ---------------------------   --------------------------   -------------------------
                                           INTEREST                      INTEREST                    INTEREST
                                AVERAGE    INCOME/   YIELD/   AVERAGE    INCOME/   YIELD/  AVERAGE   INCOME/   YIELD/
                                BALANCE    EXPENSE    RATE    BALANCE    EXPENSE   RATE    BALANCE   EXPENSE   RATE
                                --------   -------   ------   --------   -------   -----   -------   -------   -----
ASSETS:
Interest earning assets:
  Federal funds sold..........  $  9,122   $   488    5.35%   $  9,167   $   539    5.88%  $10,322   $  444    4.30%
  Investments:
    U.S. Treasury
      securities..............     1,625        98    6.01%      4,228       215    5.09%    7,064      317    4.49%
    Obligations of U.S.
      government agencies and
      corporations............    28,626     2,014    7.03%     18,825     1,373    7.29%    5,656      304    5.37%
    Other securities..........       962        55    5.71%      1,256        64    5.10%    1,387       63    4.54%
                                --------   -------            --------   -------           -------   ------
         Total investments....    31,213     2,166    6.94%     24,309     1,652    6.80%   14,107      684    4.85%
  Loans(3)....................   114,911    12,036   10.47%     85,083     9,281   10.91%   69,855    6,702    9.59%
                                --------   -------            --------   -------           -------   ------
         Total interest
           earning assets.....   155,246    14,690    9.46%    118,559    11,472    9.68%   94,284    7,830    8.30%
Noninterest earning assets:
  Cash and due from banks.....     5,953                         5,253                       3,891
  Other assets................     7,390                         5,665                       2,400
  Less: allowance for loan
    losses....................    (1,547)                       (1,063)                       (887)
         Total noninterest
           earning assets.....    11,796                         9,855                       5,404
                                --------                      --------                     -------
         Total assets.........  $167,042                      $128,414                     $99,688
                                ========                      ========                     =======
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Interest bearing liabilities
  Deposits:
    Interest bearing demand...  $ 10,529       216    2.05%   $  7,795       189    2.42%  $ 6,948      176    2.53%
    Savings and money market
      account.................    30,398       964    3.17%     24,942       849    3.40%   25,795      746    2.89%
    Other time................    63,928     3,734    5.84%     46,180     2,695    5.84%   30,530    1,406    4.61%
                                --------   -------            --------   -------           -------   ------
         Total interest
           bearing deposits...   104,855     4,914    4.69%     78,917     3,733    4.73%   63,273    2,328    3.68%
  Short-term borrowings.......    18,600       887    4.77%     14,316       762    5.32%   10,144      398    3.92%
  Other borrowings............     1,125       112    9.95%        100         8    8.00%       --       --      --
                                --------   -------            --------   -------           -------   ------
         Total interest
           bearing
           liabilities........   124,580     5,913    4.75%     93,333     4,503    4.82%   73,417    2,726    3.71%
Noninterest bearing
  liabilities:
  Demand deposits.............    27,416                        21,880                      15,217
  Other liabilities...........     1,704                         1,528                         688
                                --------                      --------                     -------
         Total noninterest
           bearing
           liabilities........    29,120                        23,408                      15,905
         Total liabilities....   153,700                       116,741                      89,322
Stockholders' equity..........    13,342                        11,673                      10,366
                                --------                      --------                     -------
         Total liabilities and
           stockholders'
           equity.............  $167,042                      $128,414                     $99,688
                                ========                      ========                     =======
Interest spread(1)............                        4.72%                         4.85%                      4.59%
Net interest income...........             $ 8,777                       $ 6,969                     $5,104
                                           =======                       =======                     ======
Net interest margin(2)........                        5.65%                         5.88%                      5.41%

---------------
(1) Interest spread is the average yield earned on earning assets less the average rate incurred on interest bearing liabilities.
(2) Net interest margin is net interest income expressed as a percentage of average earning assets.
(3) Loan fees included for 1996, 1995, & 1994 are: $465, $440, and $395.

                             (DOLLARS IN THOUSANDS)

                                                                     THREE MONTHS ENDED MARCH 31,
                                                       --------------------------------------------------------
                                                                  1997                          1996
                                                       ---------------------------   --------------------------
                                                                  INTEREST                      INTEREST
                                                       AVERAGE    INCOME/   YIELD/   AVERAGE    INCOME/   YIELD/
                                                       BALANCE    EXPENSE    RATE    BALANCE    EXPENSE   RATE
                                                       --------   -------   ------   --------   -------   -----
ASSETS:
Interest earning assets:
  Federal funds sold.................................  $  6,459   $   86     5.41%   $ 12,396   $  162     5.26%
  Investments:
    U.S. Treasury securities.........................         0        0     0.00%      2,991       44     5.86%
    Obligations of U.S. government agencies and
      corporations...................................    38,774      686     7.18%     23,711      410     6.96%
    Other securities.................................     1,001       15     5.94%        939       14     6.00%
                                                       --------   ------             --------   ------
         Total investments...........................    39,774      701     7.15%     27,640      468     6.81%
  Loans..............................................   125,475    3,278    10.59%    104,549    2,791    10.74%
                                                       --------   ------             --------   ------
         Total interest earning assets...............   171,708    4,065     9.60%    144,585    3,420     9.51%
Noninterest earning assets:
  Cash and due from banks............................     6,133                         6,379
  Other assets.......................................     7,534                         6,770
  Less: allowance for loan losses....................    (1,586)                       (1,338)
         Total noninterest earning assets............    12,081                        11,811
                                                       --------                      --------
         Total assets................................  $183,789                      $156,396
                                                       ========                      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities
  Deposits:
    Interest bearing demand..........................  $ 11,911       59     2.00%   $  9,961       53     2.13%
    Savings and money market account.................    27,865      229     3.33%     33,676      259     3.09%
    Other time.......................................    80,234    1,138     5.75%     54,873      814     5.96%
                                                       --------   ------             --------   ------
         Total interest bearing deposits.............   120,010    1,425     4.82%     98,510    1,125     4.59%
  Short-term borrowings..............................    17,615      203     4.67%     17,279      212     4.94%
  Other borrowings...................................     1,181       24     8.37%      1,197       25     8.30%
                                                       --------   ------             --------   ------
         Total interest bearing liabilities..........   138,806    1,652     4.83%    116,986    1,362     4.68%
Noninterest bearing liabilities:
  Demand deposits....................................    28,647                        25,595
  Other liabilities..................................     1,470                         1,015
                                                       --------                      --------
         Total noninterest bearing liabilities.......    30,117                        26,610
         Total liabilities...........................   168,923                       143,596
Stockholders' equity.................................    14,866                        12,800
                                                       --------                      --------
         Total liabilities and stockholders'
           equity....................................  $183,789                      $156,396
                                                       ========                      ========
Interest spread(1)...................................                        4.77%                         4.83%
Net interest income..................................             $2,413                        $2,058
                                                                  ======                        ======
Net interest margin(2)...............................                        5.70%                         5.73%

---------------

(1) Interest spread is the average yield earned on earning assets less the average rate incurred on interest bearing liabilities.
(2) Net interest margin is net interest income expressed as a percentage of average earning assets.

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     Each copy of this Proxy Statement mailed to holders of Common Stock of the Company is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting. The Special Meeting is scheduled to be held at Hyatt Regency Reston, 1800 President Street, Reston, Virginia 22090 on July 17 at 7:00 p.m. At the Special Meeting of Shareholders of the Company and any adjournment thereof (the "Special Meeting"), the shareholders of the Company will be asked to consider and vote upon (i) the approval of the Agreement and Plan of Merger ("Merger Agreement"), dated as of February 18, 1997, among United Bankshares, Inc. ("UBS"); United Bank ("UBV"), a wholly owned subsidiary of UBS; UB Holding Company, Inc. ("UBHC"), also a wholly-owned subsidiary of UBS; the Company; and Patriot National Bank ("PNB"), a wholly-owned subsidiary of the Company and (ii) such other matters as may properly come before the Special Meeting. A copy of the Merger Agreement is attached to the accompanying Proxy Statement as Exhibit A.

     HOLDERS OF COMMON STOCK ARE REQUESTED PROMPTLY TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD TO THE COMPANY IN THE ENCLOSED POSTAGE PAID ENVELOPE. THE AFFIRMATIVE VOTE OF NOT LESS THAN TWO/THIRDS OF THE COMPANY'S OUTSTANDING COMMON STOCK IS NECESSARY TO APPROVE THE MERGER. ACCORDINGLY, FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

                             RECORD DATE AND VOTING

     The Board of Directors has fixed the close of business on May 27, 1997 as the Record Date for the determination of the holders of Common Stock entitled to receive notice of and to vote at the Special Meeting. Only holders of record of Common Stock at the close of business on that date will be entitled to vote at the Special Meeting or at any postponement or adjournment thereof. At the close of business on the Record Date, there were 2,020,929 shares of Common Stock outstanding and entitled to vote at the Special Meeting, held by 452 shareholders of record.

     Each holder of Common Stock on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Special Meeting or at any postponement or adjournment thereof. The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to be voted at the Special Meeting is necessary to constitute a quorum. Abstentions are included in the calculation of the number of votes represented at a meeting for purposes of determining whether a quorum has been achieved.

     If the enclosed proxy card is properly executed and received by the Company in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed proxies with no instructions indicated thereon will be voted "FOR" the Merger Agreement and the transactions contemplated thereby.

     The Board is not aware of any matters other than those set forth in the Notice of Special Meeting of Stockholders that may be brought before the Special Meeting. If any other matters properly come before the Special Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board.

     SHAREHOLDERS SHOULD NOT FORWARD ANY COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WOULD BE SENT TO SHAREHOLDERS BY THE EXCHANGE AGENT PROMPTLY AFTER THE EFFECTIVE TIME.

                     VOTE REQUIRED; REVOCABILITY OF PROXIES

     The affirmative vote of at least two-thirds of the outstanding shares of Common Stock entitled to be voted is required in order to approve and adopt the Merger Agreement and the transactions contemplated thereby.

     THE REQUIRED VOTE OF THE SHAREHOLDERS OF THE COMPANY ON THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY IS BASED UPON THE TOTAL NUMBER OF OUTSTANDING SHARES OF COMMON STOCK, AND NOT UPON THE NUMBER OF SHARES WHICH ARE ACTUALLY VOTED. ACCORDINGLY, THE FAILURE TO SUBMIT A PROXY CARD OR TO VOTE IN PERSON AT THE SPECIAL MEETING OR THE ABSTENTION FROM VOTING BY A SHAREHOLDER WILL HAVE THE SAME EFFECT AS A "NO" VOTE WITH RESPECT TO THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     Brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval and adoption of the Merger Agreement without specific instructions from such customers. Given that Virginia law requires the affirmative vote of two-thirds of the outstanding shares in the Company in order to approve and adopt the Merger Agreement, the failure of such customers to provide specific instructions to their brokers will have the effect of a vote against approval of the Merger Agreement.

     The presence of a shareholder at the Special Meeting will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a Proxy at any time prior to its exercise by (i) delivering to Nancy K. Falck, Secretary, First Patriot Bankshares Corporation, 12120 Sunset Hills Road, Reston, Virginia 20190, a written notice of revocation prior to the Special Meeting, (ii) delivering to the Company prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person.

     If a quorum is not obtained, or if fewer shares of Common Stock are voted in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies which have effectively been revoked or withdrawn).

     No vote of UBS shareholders is required in connection with the Merger Agreement.

     The obligations of the Company and UBS to consummate the Merger Agreement are subject, among other things, to the condition that the shareholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby.

                                APPRAISAL RIGHTS

     Shareholders of the Company have no appraisal rights in connection with the Merger Agreement and the consummation of the transactions contemplated thereby, and assuming the Merger Agreement is approved and adopted by the Company's shareholders, any dissenting, nonvoting or objecting shareholders will be bound by the vote and will not have any appraisal rights under Virginia law.

                            SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of the Company and its subsidiaries may solicit proxies for the Special Meeting from shareholders personally or by telephone or telegram without additional remuneration therefor. The Company will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their reasonable expenses in doing so. The Company has retained Corporate Investor Communications, Inc., a proxy soliciting firm ("CIC"), to assist in the solicitation of proxies at a fee of $3,000, plus reimbursement of certain out-of-pocket expenses. The cost of solicitation of proxies for the Special Meeting, including the fees of CIC, will be borne by the Company.

                    SECURITY OWNERSHIP BY COMPANY MANAGEMENT

     As of the Record Date, the directors and executive officers of the Company beneficially owned, in the aggregate, 498,249 shares of Common Stock (excluding shares which could be acquired upon the exercise of options), representing approximately 25% of such shares outstanding. To the knowledge of the Company, such directors and executive officers of the Company intend to vote their outstanding shares of Common Stock for the approval and adoption of the Merger Agreement and the transactions contemplated thereby. See "Stock Owned by Management," "Principal Holders of Voting Securities."

                             PARTIES TO THE MERGER

THE COMPANY

     First Patriot Bankshares Corporation (the "Company") is a Virginia corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"). The Company has two subsidiaries, Patriot National Bank ("PNB"), a fully owned subsidiary that opened for business on April 13, 1990, and 2071 Chain Bridge Road, L.L.C. ("LLC"), a limited liability company formed for the purposes of purchasing and owning an office building in the Tysons Corner area that houses the offices of the Company and PNB. The Company and PNB own all the outstanding interests in LLC. As of March 31, 1997, the Company had total assets, deposits and stockholders' equity of $187,760,000; $149,234,000; and $14,744,000, respectively. The address of the Company's principal executive offices is First Patriot Bankshares Corporation, 12120 Sunset Hills Road, Reston, Virginia 20190, and its telephone number is (703) 917-1400.

PATRIOT NATIONAL BANK

     Patriot National Bank ("PNB") is a federally chartered national banking association and a wholly-owned subsidiary of the Company. PNB is a full service community bank with nine banking offices throughout Northern Virginia. Three additional branches are anticipated to open during 1997. PNB also operates three loan production centers in Virginia. The bank provides competitive financial services, specializing in quality personal service, to businesses and individuals located in its market. PNB offers a full range of loan products, ranging from credit cards to permanent real estate loans.

UNITED BANKSHARES, INC.

     United Bankshares ("UBS") is a West Virginia corporation registered as a bank holding company under the BHCA. UBS's principal office is in Charleston, West Virginia. It was incorporated on March 26, 1982, and organized on September 9, 1982. As a holding company, UBS's present business is the operation of its subsidiaries, United National Bank, headquartered in West Virginia, and United Bank, a Virginia state-chartered bank headquartered in Arlington, Virginia. UBS also owns United Venture Fund, Inc., a West Virginia capital company which is primarily engaged in lending activities consistent with the requirements of the West Virginia Capital Company Act and the BHCA. UBS also owns UBCHC, a second tier bank holding company which owns United National Bank. UBS is the second largest bank holding company headquartered in West Virginia, with 43 offices throughout West Virginia as well as offices in McLean and Arlington, Virginia. As of December 31, 1996, UBS had consolidated assets of $2 billion 327 million and stockholders' equity of $259 million. The address of UBS is United Bankshares, Inc., 500 Virginia Street East, Charleston, West Virginia 25301, and its telephone number is (304) 348-8400.

UB HOLDING COMPANY

     UB Holding Company ("UBHC") is a West Virginia corporation with its principal office in Charleston, West Virginia. UBHC is a wholly-owned subsidiary of UBS, chartered for the purpose of merging with and into the Company.

UNITED BANK

     United Bank ("UBV") is a Virginia state-chartered banking corporation with its principal offices in Arlington, Virginia. UBV is a wholly-owned subsidiary of UBS.

                                   THE MERGER

GENERAL

     The following information, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference and attached hereto as Exhibit A. Stockholders are urged to read the Merger Agreement in its entirety.

THE MERGER

     The Merger Agreement provides that UBS will acquire the Company through the merger of UBHC with and into the Company, with the Company being the surviving corporation, and the separate existence of UBHC ceasing (the "Merger" or the "Bank Holding Company Merger"). Each outstanding share of Common Stock of the Company will be converted into the right to receive a cash payment of $17.00 (the "Merger Consideration"). The Company's name will thereupon change to "UB Holding Company, Inc." UB Holding Company, Inc. will be a Virginia corporation with its principal offices in Charleston, West Virginia.

     After the completion of the Bank Holding Company Merger, PNB will merge with UBV, with UBV being the surviving corporation (the "Bank Merger"). The surviving corporation's name will be "United Bank" and its principal office will be in Arlington, Virginia. The present offices of PNB will become branch offices of United Bank.

BACKGROUND OF THE MERGER

     During 1996 the Company formulated plans for growth through the opening of new offices and loan production centers. It became apparent that to achieve the rate of growth necessary to remain competitive in the Northern Virginia banking region, a substantial amount of new capital would have to be raised. The Company also noted the improved market for bank purchases, in particular, the relatively high prices received in purchases of banks similar to PNB. To address these issues and evaluate strategies concerning the future of the Company, the Company formed a Special Committee of the Board of Directors on August 22, 1996, which consisted of Dan R. Bannister, John H. Rust, Jr., Bronson Ford Byrd and Carroll
C. Markley. In addition, the Company engaged Baxter Fentriss and Company ("Baxter Fentriss") on August 30, 1996 to be the Company's financial advisor. The focus of the strategic evaluation was to determine the appropriate course of action for the Company in terms of continued independence versus possible sale or merger, with the primary objective to identify the action or series of actions designed to maximize shareholder value. Baxter Fentriss and management reviewed and discussed with the Special Committee the potential merger pricing range for the Company as well as pricing levels that would warrant continued review.

     In connection with its engagement, Baxter Fentriss prepared an Offering Memorandum that included materials regarding the Company and its financial condition. Baxter Fentriss then confidentially contacted approximately sixty financial institutions, all financially capable of consummating a transaction of this size and scope. These institutions represented a broad geographic dispersion given the relatively modest market share of PNB and included institutions with operations national and regional in scope and generally included financial institutions with assets in excess of $500 million (with most above $1 billion) and having operations in one or all of the states of Virginia, Maryland, Pennsylvania, West Virginia, North Carolina, Georgia,

Tennessee, Florida, Alabama, and Ohio. All parties contacted were approved by the Special Committee and in most cases had informally expressed to Baxter Fentriss a desire to be in the Virginia market or specifically the Northern Virginia market. From these confidential contacts, twenty-seven institutions requested additional information through the Offering Memorandum more fully describing the Company and its financial and operational abilities. Thereafter, Baxter Fentriss received six preliminary offers, subject to due diligence review of the Company.

     On December 19, 1996, the Special Committee received a report from Baxter Fentriss summarizing its activities and the preliminary offers it had received. The highest offer was for stock valued at $17.60 per share. Based on its review, the Special Committee recommended that the highest offeror be invited to perform due diligence of the Company's books and records. The Board then met and concurred with the Special Committee's recommendation.

     Between January 7 and 9, 1997, the offering company performed its due diligence. On January 15, 1997, the Company was informed that the offeror would not go forward. The Company understands that the primary reason the offeror did not proceed was because it and the Company had substantially different policies regarding lending and investment portfolio strategies, as well as different operating cultures (rural vs. urban orientations).

     The Special Committee then turned its attention to the second best offer, which was the $17.00 cash offer by UBS. On January 16, 1997, after reviewing the UBS offer, the Special Committee authorized due diligence by UBS. On January 17, 1997, a meeting between representatives of the Company and UBS took place to introduce key officers and exchange basic information about the entities. Between January 21 and January 30, 1997, UBS conducted its due diligence investigation and indicated that it was ready to negotiate a definitive merger agreement with the Company. On February 5 and 7, 1997, the Special Committee met to discuss the UBS offer in further detail. At the February 7 meeting, Baxter Fentriss gave a special presentation comparing UBS's offer with the other preliminary offers to purchase the Company. Baxter Fentriss also informed the Special Committee that it believed the offer from UBS was fair from a financial point of view to the shareholders of the Company. The Special Committee then reviewed the detailed Baxter Fentriss report and discussed the offer with legal counsel. After the discussion, the Special Committee unanimously recommended that the full Board approve and authorize further negotiations with UBS. The Board then met to consider the Special Committee's recommendation with members of Baxter Fentriss and legal counsel available to answer questions. Following discussion, the Board authorized and directed the Company, Baxter Fentriss and counsel to proceed to negotiate a definitive agreement with UBS.

     Thereafter, officers of UBS and the Company, together with their respective counsel, negotiated a definitive agreement. After the completion of these negotiations, at a special meeting of the Board on February 18, 1997, attended by Baxter Fentriss and the Company's legal counsel, the Board of Directors considered the proposed Merger Agreement. In advance of the special meeting, copies of the Merger Agreement were provided to the Board members. At the meeting, the terms of the proposed Merger and operational, legal and regulatory issues relating to UBS's proposal were discussed. In addition, Baxter Fentriss made a presentation regarding the financial aspects of the proposed Merger and delivered its written opinion that the consideration to be received by the Company's shareholders pursuant to the Merger Agreement was fair to the shareholders of the Company from a financial point of view. Following an analysis presented by the Company's and the Special Committee's respective legal counsel, the members of the Board of Directors in attendance unanimously approved the Merger Agreement and authorized its execution and delivery. The Merger Agreement was executed and delivered by the parties on February 18, 1997 and the Company and UBS issued a joint press release on February 19 announcing the proposed Merger.

REASONS FOR THE MERGER

     The Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is in the best interests of the Company and its stockholders. The Board of Directors therefore recommends that holders of Common Stock vote "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby. See "The Merger -- Background of the Merger" and "Opinion of Financial Advisor."

     In reaching its determination that the Merger Agreement is in the best interests of the Company and the holders of Common Stock, the Board considered a number of factors, including, without limitation, the following:

          (i) the presentation by, and the written opinion of, Baxter Fentriss that the cash consideration of $17.00 per share to be received by the shareholders of the Company pursuant to the Merger Agreement is fair to such shareholders from a financial point of view (see "The
     Merger -- Opinion of Financial Advisor");

          (ii) the relationship of the price to be paid pursuant to the Merger Agreement to the historical and current market prices for the Common Stock preceding the announcement of the Merger, especially noting the 45% premium over the $11.75 closing sale price on September 13, 1996, the date of the public announcement of the formation of the Special Committee;

          (iii) the fact that the offering price of $17.00 per share represents a premium of approximately 15% over the $14.75 closing sale price of the Common Stock on February 18, 1997, the last trading day before the announcement of the Merger (see "Market Prices and Dividends on Common Stock"), and represents a substantial multiple of the $.93 earnings per share of the Common Stock for 1996, and constitutes approximately a 136% premium of the proposed price over stated book value at December 31, 1996 (175% premium considering the netted effect of options and warrants);

          (iv) the presentation of Baxter Fentriss indicating that the comparable acquisition multiples for the Company, based on the price offered by UBS in the Merger, compare favorably with other bank transactions reviewed by Baxter Fentriss;

          (v) the business, financial condition and recent results of operations of the Company (see "Recent Developments" and "Selected Consolidated Financial Data") and management's best estimates of the prospects of the Company (see "The Merger -- Opinion of Financial Advisor");

          (vi) the current and prospective environment in which the Company operates, including national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally, and the trend toward consolidation in the financial services industry;

          (vii) the extensive process followed by Baxter Fentriss to obtain acquisition proposals and preliminary bids;

          (viii) the fact that the terms of the Merger Agreement were determined through arms'-length negotiations;

          (ix) the terms of the Merger Agreement as reviewed by the Board with its legal and financial advisors;

          (x) the Board's assessment that UBS has the financial capability to acquire the Company for the Merger Consideration and therefore is likely to consummate the Merger;

          (xi) the Board's belief, after consultation with its legal counsel, that the required regulatory approvals could be obtained for the Merger;

          (xii) the Board's assessment that PNB would better serve the convenience and needs of its customers and the communities that it serves through affiliation with a substantially larger bank holding company, such as UBS, thereby affording PNB access to UBS's financial resources and the ability to offer an expanded range of potential products and services; and

          (xiii) the compatibility of the respective businesses and management philosophies of the Company and UBS.

     The Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger is in the best interests of the Company's shareholders.

                          OPINION OF FINANCIAL ADVISOR

     Baxter Fentriss has acted as financial advisor to the Company in connection with the merger. Baxter Fentriss assisted the Company in identifying prospective acquirors.

     On February 18, 1997, Baxter Fentriss delivered to the Company its opinion that as of that date, and on the basis of matters referred to herein, the offer from UBS was fair, from a financial point of view, to the holders of Common Stock. In rendering its opinion, Baxter Fentriss consulted with the management of the Company and UBS; reviewed the Merger Agreement, and certain publicly-available information on the parties; and reviewed certain additional materials made available by the management of the respective banks.

     In addition, Baxter Fentriss discussed with the management of the Company and UBS their respective businesses and outlook. No limitations were imposed by the Company's Board of Directors upon Baxter Fentriss with respect to the investigation made or procedures followed by it in rendering its opinion. The full text of Baxter Fentriss' written opinion is attached as Exhibit B to this Proxy Statement and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Baxter Fentriss in connection therewith.

     Baxter Fentriss' opinion is directed to the Company's Board of Directors only, and is directed only to the fairness, from a financial point of view, of the consideration received. It does not address the Company's underlying business decision to effect the proposed Merger, nor does it constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger at the Special Meeting or as to any other matter.

     Baxter Fentriss' opinion was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement, and the receipt of Baxter Fentriss' opinion is a condition precedent to the consummation of the Merger. The opinion of Baxter Fentriss does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other business combination in which the Company might engage.

     Baxter Fentriss, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Baxter Fentriss is a nationally recognized advisor to firms in the financial services industry on mergers and acquisitions. The Company selected Baxter Fentriss as its financial advisor because Baxter Fentriss is an investment banking firm that focuses on bank and thrift transactions, and because of the firm's extensive experience and expertise in transactions similar to the Merger. Baxter Fentriss is not affiliated with UBS or the Company.

     In connection with rendering its opinion to the Board of Directors, Baxter Fentriss performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Baxter Fentriss considered such financial and other factors as it deemed appropriate under the circumstances including the following: (i) the historical and current financial condition and results of operations of UBS and the Company including interest income, interest expense, interest sensitivity, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, capitalization, the amount and type of non-performing assets, the impact of holding certain non-earning real estate assets, the reserve for loan losses and possible tax consequences resulting from the transaction; (ii) the business prospects of UBS and the Company; (iii) the economies of UBS's and the Company's respective market areas;
(iv) the historical and current market for UBS and the Company Common Stock; and, (v) the nature and terms of certain other merger transactions that it believed to be relevant. Baxter Fentriss also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of merger transactions in Virginia.

     In connection with rendering its opinion, Baxter Fentriss reviewed (i) the Merger Agreement; (ii) the Annual Reports to shareholders, including the audited financial statements of the Company for the years ended December 31, 1993, 1994, and 1995, and unaudited financial data for the year ended December 31, 1996;
(iii) the Annual Reports to shareholders, including the audited financial statements of UBS for the years ended December 31, 1993, 1994, and 1995, and unaudited financial data for the year ended December 31, 1996; (iv) the Forms 10K for the Company and UBS for the years ended December 31, 1994, and 1995; (v) the Forms 10Q for the Company and UBS for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996; (vi) pro-forma, combined, unaudited, condensed balance sheets as of December 31, 1996, as well as pro-forma, combined, unaudited statements of income for the year ended December 31, 1996. Baxter Fentriss also (a) held discussions with members of the senior management of UBS and the Company regarding the historical and current business operation, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the UBS and Company Common Stock; (c) compared the results of operations of UBS and the Company with those of certain banking companies that it deemed to be relevant; and (d) analyzed the pro-forma financial impact of the Merger on UBS.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration to holders of Company Common Stock was to some extent a subjective one based on the experience and judgment of Baxter Fentriss and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Baxter Fentriss believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Baxter Fentriss' view of the actual value of the Company or UBS.

     In performing its analyses, Baxter Fentriss made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Company and UBS. The analyses performed by Baxter Fentriss are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Baxter Fentriss assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro-forma basis, to the Company or UBS.

     The following is a summary of analyses performed by Baxter Fentriss in connection with its opinion.

          1. Stock Price History. Baxter Fentriss studied the history of the trading prices and volume for UBS and Company Common Stock and compared that to publicly traded banks in Virginia and to the price offered by UBS.

          2. Comparative Analysis. Baxter Fentriss compared the price to earnings multiple, price to book multiple, premium to deposits, and price to assets of the UBS offer with sixty-eight comparable merger transactions in Virginia and Maryland. Of the transactions considered, the UBS offer was ranked the highest on a Price to Book basis, fifteenth highest on a Price to Earnings basis, fifth highest on a Premium to Deposit basis, and fourteenth highest on a Price to Asset basis. The pricing statistics for the Company include the impact of options and warrants. The comparative multiples included both bank and thrift sales during the last three years.

          3. Pro-Forma Impact. Baxter Fentriss considered the pro-forma impact of the transaction and concluded the transaction should have a positive long-term impact on UBS and Company shareholders.

          4. Discounted Cash Flow Analysis. Baxter Fentriss performed a discounted cash flow analysis to determine hypothetical present values for a share of Company Common Stock as a five and ten year investment. Under this analysis, Baxter Fentriss considered various scenarios for the performance of the Common Stock using (i) a range from 8% to 14% in the growth of the Company's earnings and dividends and (ii) a range from 12 times to 20 times earnings as the terminal value for Company Common Stock. A discount rate of 13.0% was applied to these alternative growth and terminal value scenarios. These growth alternatives, terminal values and discount rates were chosen based upon what Baxter Fentriss, in its judgment, considered to be appropriate, taking into account, among other things, the Company's past and current performance, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and for companies with similar risk profiles. In all but one of the scenarios considered, the present value of a share of Company Common Stock was calculated at less than that of the UBS offer. Thus, Baxter Fentriss' discounted cash flow analysis indicated that Company shareholders would be in a better financial position by receiving the consideration offered in the Merger than by continuing to hold Company Common Stock.

     Using publicly available information on UBS and applying the capital guidelines of banking regulators, Baxter Fentriss' analysis indicated that the Merger would not seriously dilute the capital and earnings capacity of UBS and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. Furthermore, Baxter Fentriss considered the likely market overlap and the Federal Reserve guidelines with regard to market concentration and did not believe there to be an issue with regard to possible antitrust concerns.

     Baxter Fentriss has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter Fentriss has assumed that all estimates, including those as to possible economies of scale, were reasonably prepared by management, and reflect their best current judgments. Baxter Fentriss did not make an independent appraisal of the assets or liabilities of either the Company or UBS, and has not been furnished such an appraisal.

     No company or transaction used as a comparison in the above analysis is identical to the Company, UBS, or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

     Baxter Fentriss has been, or will be, paid (i) an advisory fee of $5,000,
(ii) a merger fee, based on successful completion of the proposed Merger, equal to 1.00% of aggregate consideration received by the Company or shareholders of the Company, (iii) a fairness opinion fee of $15,000, and (iv) reasonable out-of-pocket expenses for its services. The merger fee will be reduced by the amount of the fairness opinion fee in the event of a successful transaction. The Company has agreed to indemnify Baxter Fentriss against certain liabilities, including certain liabilities under federal securities laws.

                       EFFECTIVE DATE AND EFFECTIVE TIME

     It is anticipated that articles of merger will be filed with the State Corporation Commission of Virginia (the "Virginia Commission") in accordance with the requirements of the Virginia Corporations Law on (i) a business day designated by UBS within 10 days after the date of receipt of all regulatory and shareholder approvals, expiration of applicable waiting periods and the satisfaction or waiver of all conditions to the consummation of the Merger or
(ii) on such later date as the parties may agree. The parties will also file the articles of merger with the Secretary of the State of West Virginia pursuant to West Virginia law. The date of such filing with and acceptance by the Secretary of State of West Virginia of such articles of merger or such date thereafter as is specified in the articles of merger will be the "Effective Date" of the Merger. The "Effective Time" of the Merger will be the time of such filing with and acceptance by the West Virginia Secretary of State of such articles of merger or as otherwise specifically set forth therein.

                              EFFECT OF THE MERGER

     The Merger Agreement provides for the merger of UBHC with and into the Company. The Company will continue as the surviving corporation as a direct wholly-owned subsidiary of UBS. At the Effective Time, holders of outstanding shares of Common Stock will have no further ownership interest in the Company and therefore will not participate in future potential earnings and growth. Instead, such holders of shares of Common Stock will be entitled to receive $17.00 in cash for each share of Common Stock held of record. In the Merger, each share of common stock of UBHC, issued and outstanding immediately prior to the Effective Time, will be converted into one share of common stock of the Company as the surviving corporation of the Merger, which shares will thereafter constitute all of the issued and outstanding shares of capital stock of the surviving corporation.

     Pursuant to the Merger Agreement, upon the consummation of the Holding Company Merger, the articles of incorporation of the Company will remain the same but the Company's bylaws will be amended in their entirety to conform to the bylaws of UBHC in effect immediately prior to such time.

                       EXCHANGE OF COMMON STOCK FOR CASH

     Promptly after the Effective Time, each shareholder of record of the Company will be provided with written instructions from ChaseMellon Shareholder Services, L.L.C., as Exchange Agent, with respect to the manner in which the Common Stock may be surrendered and exchanged for payment of the Merger Consideration. CERTIFICATES EVIDENCING SHARES OF COMMON STOCK SHOULD NOT BE SURRENDERED FOR PAYMENT PRIOR TO RECEIPT OF WRITTEN INSTRUCTIONS FROM THE EXCHANGE AGENT. As of the Effective Time, UBS will deposit with the Exchange Agent an amount in cash equal to the product of the number of shares of Common Stock outstanding immediately prior to the Effective Time and the Merger Consideration. The source of funds for the payment of the Merger Consideration by UBS will be a loan obtained by a subsidiary, which will be transferred to UBS.

     If payment in respect of the shares of Common Stock is to be made to a person other than the person in whose name a surrendered certificate is registered, it will be a condition to such payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment will pay any transfer or other taxes required by reason of such payment to a person other than the registered holder of the certificate surrendered or will have established to the satisfaction of UBS that such tax has been paid or is not applicable.

     At the Effective Time, the Company's stock transfer books with respect to shares of Common Stock will be closed and there will be no further transfers of such shares. If after the Effective Time certificates or shares of Common Stock are presented to UBS or the Company as the surviving corporation, they will be canceled and exchanged for cash in the manner set forth above. One year after the Effective Time, the Exchange Agent will deliver to UBS any remaining funds (including the proceeds of any investments thereof) which were made available to the Exchange Agent to be disbursed to stockholders at the Effective Time. Thereafter, shareholders will be entitled to look only to UBS with respect to cash payable upon due surrender of their certificates, subject to applicable law. If any certificates for shares of Common Stock have not been surrendered prior to such date on which any payment in respect thereof would otherwise escheat to or become the property of any governmental unit or agency, the payment in respect of such certificates will, to the extent permitted by applicable law, become the property of UBS, free and clear of all claims or interest of any person previously entitled thereto. UBS, UBHC, the Company, the Exchange Agent or any other person shall not be liable to any former holder of Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     No interest will accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately prior to the Effective Time represent outstanding shares of Common Stock.

     If a certificate of Common Stock has been lost, stolen or destroyed, payment will be made in accordance with the Merger Agreement upon receipt by the Exchange Agent of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and customary indemnification.

                         REPRESENTATIONS AND WARRANTIES

     The Company and UBS have made certain representations and warranties to each other in the Merger Agreement. The Company represents and warrants to UBS, among other things, as to its organization, capitalization, corporate authority and approvals, ownership of subsidiaries, enforceability of the Merger Agreement as to the Company, financial statements and public disclosure materials, absence of material adverse changes, absence of certain claims and regulatory proceedings, labor matters and employee benefit plans, title to its assets, environmental matters and compliance with laws. UBS represents and warrants to the Company, among other things, as to its organization, corporate authority and approvals, enforceability of the Merger Agreement as to UBS and UBHC and access to funds necessary to consummate the Merger and pay the Merger Consideration.

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     The respective obligations of the Company and UBS to cause the Merger to be consummated are subject to certain conditions, including, among other things:
(i) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the holders of the requisite number of shares of Common Stock, (ii) the receipt and effectiveness of all regulatory permits, approvals and consents required to consummate the Merger and the transactions contemplated thereby and the expiration of all applicable statutory waiting periods, (iii) the absence of any statute, rule, order, decree or injunction which enjoins, prohibits or restricts the consummation of the Merger, (iv) the representations and warranties of the other party in the Merger Agreement being true and correct in all material respects as of the dates specified therein, and the performance by the other party in all material respects of all agreements and covenants required by the Merger Agreement to be performed by such party and (v) the delivery to each of the Company and UBS of legal opinions as set forth in the Merger Agreement. In addition, the obligation of UBS to consummate the Merger is subject to (i) its receipt from the Company of a title opinion or a title insurance policy, in form and substance satisfactory to UBS, indicating that LLC owns the real property at 2071 Chain Bridge Road, free and clear of any encumbrances, with the exception of the existing deed of trust and with any noted exceptions acceptable to UBS, (ii) as of the Merger Effective Date, UBS, in its sole discretion, must be satisfied with the adequacy of the then existing level of the Company's loan loss reserve, the level of the Company's provision to the loan loss reserve and with the sufficiency of the write-downs and charge-offs in the loan portfolio and any requirements imposed in connection with the Merger by any regulator, provided, however, that UBS will accept the loan loss reserve provisions and charge-offs of PNB if its loan reserves are consistent with the performance and reserve levels as of the date of the Merger Agreement, (iii) UBS shall have received an executed copy of a contract between UBS, the surviving bank and Mr. Carroll Markley regarding his post-merger compensation and employment relationship which has the effect of terminating and superseding his existing employment contract, and (iv) Mr. Michael Clarke shall have entered into a written amendment to his employment agreement addressing stock options and bonuses. See "The Merger -- Conduct of Business Pending the Merger."

     The Company and UBS each may waive any condition of the Merger Agreement, unless such waiver would result in the violation of any law or applicable regulation.

                              REGULATORY APPROVALS

     Consummation of the Merger is subject to prior receipt of all required approvals, consents or waivers of the Merger and the Bank Merger by all applicable federal and state regulatory authorities. In order to consummate the Merger and the Bank Merger, UBS, the Company, UBHC, PNB and/or UBV must obtain the prior consent, approval or waiver, as applicable, of the Board of Governors of the Federal Reserve System ("FRB"), and the Bureau of Financial Institutions of the Virginia Commission.

     The Merger is subject to the prior approval of the FRB under the BHCA. Pursuant to the applicable provisions of the BHCA, the FRB may not approve the Merger if (i) such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy or monopolize or attempt to monopolize the business of banking in any part of the United States; or (ii) the effect of such transaction in any section of the country may be to substantially lessen competition, or tend to create a monopoly, or in any other manner to restrain trade, unless the FRB finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interests by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting its review of any application for approval, the FRB is required to consider whether the financial and managerial resources of the acquiring bank holding company and acquiring bank are adequate (including consideration by a variety of means of the competence, experience and integrity of the applicant's directors, officers and principal stockholders and compliance with, among other things, fair lending laws). The FRB has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977, as amended.

     The BHCA provides that a transaction approved by the applicable federal banking agency generally may not be consummated until 30 days after approval by such agency. If the U.S. Department of Justice and the relevant agency otherwise agree, this 30-day period may be reduced to as few as 15 days. During such period, the U.S. Department of Justice may commence a legal action challenging the transaction under the antitrust laws. The commencement of an action would stay the effectiveness of the approval of the federal banking agency unless a court specifically orders otherwise. If, however, the U.S. Department of Justice does not commence a legal action during such waiting period, it may not thereafter challenge the transaction except in an action commenced under Section 2 of the Sherman Antitrust Act.

     The approval of the Virginia Commission also is required for consummation of the Merger. Under Virginia law, the Virginia Commission may disapprove the application for the transaction if it determines, after considering all relevant evidence, that the Merger would be detrimental to the safety and soundness of UBS, the Company or PNB, or would be against the public interest. The factors to be considered by the Virginia Commission in this regard are substantially similar to those to be considered by the FRB, as discussed above.

     Applications have been filed with applicable regulatory authorities for approval of the Merger and the Bank Merger. Although neither UBS nor the Company is aware of any basis for disapproving the Merger and the Bank Merger, there can be no assurance that all requisite approvals will be obtained. UBS and the Company are not aware of any other governmental approvals that are required for consummation of the Merger and the Bank Merger, except as described above.

                          BUSINESS PENDING THE MERGER

     The Merger Agreement contains certain provisions regarding the conduct of the Company's business pending consummation of the Merger. In particular, prior to the Effective Time, the Company has agreed to, and to cause its subsidiaries to:

          (i) Take no action, and not permit any action to be taken, which will have a material effect upon the Company or PNB, or their respective properties, financial condition, business or operations, including, without limitation, the commencement of any new branch banking operation except for the approved office openings in Hastings, Ashburn, Centreville and Herndon, Virginia, consistent with the established schedule and budget for such offices;

          (ii) Take no action or do anything (a) which will cause the Company or PNB to be, as of the respective Bank Merger Effective Date or Holding Company Merger Effective Date, in material violation of any of their representations, warranties, covenants and agreements contained in the Merger Agreement or (b) which will materially and adversely affect the consummation of the transactions contemplated in the Merger Agreement;

          (iii) Take no action to reclassify or alter the Company's or PNB's authorized stock, to issue shares of capital stock, debt instruments, or other securities or to amend either company's Articles of Incorporation or Bylaws; provided, however that shares of the Company Common Stock may be issued in connection with the exercise of the Company's outstanding options and warrants identified in the Merger Agreement. The number of shares issued in connection with outstanding options cannot exceed 133,055 and the number of shares issued in connection with outstanding warrants cannot exceed 271,798. Nothing contained in the Merger Agreement precludes the purchase of Company Common Stock on the market through the Company's current dividend reinvestment plan consistent with existing practices, which purchases cannot increase the number of outstanding shares;

          (iv) Not pay or declare any dividend or make any other distribution in respect of the Company shares of Common Stock or acquire for value any of such shares unless otherwise permitted in the Merger Agreement;

          (v) Take no action, and not permit any action to be taken, to mortgage, pledge, or subject to any lien or any other encumbrance on any of the Company's or PNB's material assets, to dispose of any material assets, or to incur or cancel any material debt or claim, except in the ordinary course of business as theretofore conducted;

          (vi) Afford to the officers, attorneys, accountants, and other authorized representatives of UBS full access to the respective properties, books, tax returns and records of the Company and PNB, during normal business hours and upon reasonable request, in order that they may make such investigations of the affairs of the Company or PNB as deemed necessary or advisable;

          (vii) Promptly advise UBS of any material adverse change in the financial condition, assets, businesses or operations of the Company or PNB and any material breach of any representation, warranty, covenant or agreement made by the Company or PNB in the Merger Agreement;

          (viii) Maintain in full force and effect adequate fire, casualty, public liability, employee fidelity and other insurance coverage in accordance with its existing coverages to protect the Company and PNB against losses for which insurance protection can be obtained at reasonable cost;

          (ix) Take no action, and take such reasonable steps as are practicable to avoid any action to be taken, to change the senior management of the Company or PNB, or to increase any compensation, benefits, or fees payable by the Company or PNB to their respective directors, officers, and employees;

          (x) Take no action (a) to acquire, or to be acquired by, to merge or merge with any company or business, to sell substantially all of the Company's or PNB's assets, or engage in any similar transaction other than pursuant to the provisions of the Merger Agreement, or (b) except as expressly permitted therein, to acquire any branch, or, except in the ordinary course of business, any material assets of any other company or business;

          (xi) Take no material action, and not permit any material action to be taken, whatsoever with respect to its properties, assets, businesses or operations, other than in the ordinary course of its business;

          (xii) Continue to make adequate monthly provisions to the loan loss reserve during 1997; and in addition PNB agrees that it will (a) properly and timely charge-off any loan losses, as required by any applicable regulatory agency and prudent banking practices, and (b) at the time of any such charge-off, PNB will make a provision to the loan loss reserve equal to the amount of the loss, less the specific amount allocated in the reserve, if any, relating to the charged-off loan (such specific amounts having been previously identified in writing by loan and amount);

          (xiii) Identify in advance to UBS all loans, including but not limited to any extension, renewal, modification or refinancing of an existing loan, in excess of $250,000 and permit a representative of UBS, upon request, to observe loan committee or board presentations on credit decisions generally; and

          (xiv) Identify in advance to UBS any plan to sell, trade or purchase any securities in its investment portfolio or purchase any long term federal funds.

     Furthermore, each party has agreed to provide the other party and its representatives with such financial data and other information with respect to its business and properties as such party shall from time to time reasonably request. Each party will cause all non-public financial and business information obtained by it from the other to be treated confidentially. If the Merger is not consummated, each party will return to the other all non-public financial statements, documents and other materials previously furnished by such party.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board of Directors with respect to the Merger, shareholders should be aware that certain members of the Board of Directors and management may be deemed to have interests in the Merger in addition to their interests as holders of Common Stock.

     Carroll C. Markley, President and Chief Executive Officer of the Company, has agreed to an employment contract to work for UBS after the Merger. The contract provides that Mr. Markley will receive $120,000 per year for his services, plus an additional one-time payment of $262,500, payable in equal monthly installments between the Effective Date of the Merger and December 31, 1998. The contract also provides that should Mr. Markley be terminated without cause during the year 1999, or during the year 2000, he will receive a severance payment of $227,500, or $210,000, respectively.

     Michael W. Clarke, Executive Vice President of PNB, has agreed to work for UBS in a similar capacity. He has agreed to amend his employment contract to clarify that he is entitled to cash bonuses based upon his performance and that he is entitled to benefits and stock options in accordance with UBS's standard benefits and plans.

              EFFECT ON COMPANY BENEFIT PLANS AND RELATED MATTERS

     At the Effective Time, if consistent with the terms of the outstanding options and warrants, UBS will pay the holders of outstanding options and warrants to purchase shares of Common Stock the per share amount of the Merger Consideration less the per share exercise price applicable to such option or warrant.

     Shares of Common Stock of the Company held pursuant to the Company's 401(k) Plan at the Effective Time will be converted into the Merger Consideration. For purposes of the Special Meeting, such Common Stock will be voted by the plan administrator as instructed by each plan participant, or in the absence of instructions, as determined in the discretion of the plan administrator.

                            CERTAIN EMPLOYEE MATTERS

     Pursuant to the Merger Agreement, UBS agreed to pay specified severance payments to any employee of the Company or PNB (other than any employee who is party to an employment agreement) who is involuntarily terminated as a result of the Mergers, in accordance with UBS standard severance policy, a copy of which is attached as Exhibit C to the Merger Agreement (The Merger Agreement is attached as Exhibit A to this Proxy Statement).

     Pursuant to the Merger Agreement, each person employed by the Company or PNB prior to the Effective Time who becomes an employee of UBS or a subsidiary of UBS following the Effective Time (each a "Continued Employee") shall be entitled, as an employee of UBS or a subsidiary of UBS, to participate in such employee benefit plans as may be in effect generally for employees of UBS and its subsidiaries from time to time (the "UBS Plans"), if such Continued Employee shall be eligible or selected for participation therein. Continued Employees will be eligible to participate on the same basis as similarly situated employees of UBS or UBS's subsidiaries. All such participation shall be subject to the terms of the UBS plans as may be in effect from time to time. Notwithstanding the foregoing, participation by Continued Employees in employee benefit plans of UBS or its subsidiaries with respect to which eligibility to participate is at the discretion of the employer shall be discretionary with such employer.

     UBS and its subsidiaries shall, solely for purposes of vesting and eligibility to begin participation with respect to the UBS Plans, recognize credit for each Continued Employee's term of service with the Company and PNB as such service is recognized by the Company and PNB for purposes of its benefit plans.

                              WAIVER AND AMENDMENT

     Prior to the Effective Time, any provision of the Merger Agreement may be
(i) waived by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties approved by their respective boards of directors; provided, however, that after the vote by the holders of the Common Stock, no amendment may be made that would contravene any applicable law.

                                  TERMINATION

     The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the holders of Common Stock as follows: (i) by the mutual consent of the Company and UBS after the vote of a majority of the members of each of the applicable boards of directors,
(ii) by UBS if any of the conditions required to be satisfied by the Company and PNB as conditions to the Merger have not been satisfied within the applicable time limits (see "Conditions to Consummation of the Merger," "Regulatory Approvals"), (iii) by the Company if the conditions required to be satisfied by UBS or UBV as conditions to the Merger have not been satisfied within the applicable time limits (see "Conditions to Consummation of Merger," "Regulatory Approvals"), (iv) by either party if the Merger will violate any nonappealable final order, decree or judgment of any court or governmental body which binds any party, (v) in any event, if the Merger Agreement has not become effective prior to December 31, 1997.

                              ACCOUNTING TREATMENT

     The Merger, if completed as proposed, will be treated as a purchase for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of the Company will be recorded on the books of UBS at their respective fair market values at the time of the consummation of the Merger.

                                    EXPENSES

     The Merger Agreement provides that the Company and UBS will each pay, without a right to reimbursement from the other party and whether or not the Merger is consummated, all of its costs incurred in connection with the Merger Agreement and the transactions contemplated thereby.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion, based on current law, of certain of the expected federal income tax consequences applicable to shareholders of the Company who receive cash in exchange for shares of Common Stock pursuant to the Merger. This summary discusses only certain tax consequences to United States persons (i.e., citizens or residents of the United States and domestic corporations) who hold shares of Common Stock as capital assets. It does not discuss the tax consequences to holders of options or warrants issued by the Company who receive cash in exchange for their options or warrants pursuant to the Merger, nor does it discuss the tax consequences that might be relevant to shareholders who acquired their shares of Common Stock through the exercise of employee stock options, warrants, or otherwise as compensation. In addition, it does not discuss the tax consequences that might be relevant to shareholders entitled to special treatment under the federal income tax law (such as Individual Retirement Accounts and other deferred accounts, life insurance companies and tax exempt organizations) or to shareholders who hold their shares in special circumstances (such as shareholders that hold shares as part of a straddle or conversion transaction).

     For federal income tax purposes, the Merger will be treated as though UBS or a subsidiary of UBS purchased the Common Stock directly from the Company's shareholders. The receipt of cash by a Company shareholder pursuant to the Merger will be a taxable transaction to such shareholder for federal income tax purposes. A Company shareholder who receives cash in exchange for shares of Common Stock will recognize taxable gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger and such shareholder's tax basis in the shares of Common Stock surrendered in exchange therefor. In general, such gain or loss will be capital gain or loss if such shares are capital assets in the hands of such shareholder at the time of the exchange and will be long-term capital gain or loss if, at the time of the exchange, such shareholder's holding period for the shares is more than one year.

     Under current law, net capital gains of individuals are taxed at a maximum federal income tax rate of 28% and corporations are taxed at the same federal income tax rates as ordinary income. With certain limited exceptions for individuals, capital losses are deductible only against capital gains and are not available to offset ordinary income.

     Under federal income tax backup withholding rules, the Exchange Agent is required to withhold and remit to the United States Treasury 31% of the gross cash proceeds paid to a shareholder or other payee pursuant to the Merger, unless an exception applies under the applicable law or regulations, or unless the shareholder or other payee signs a Substitute Form W-9 that provides his or her taxpayer identification number (employer identification number or social security number) and certifies that such number is correct. Therefore, unless such an exception exists and can be proved in a manner satisfactory to UBS and the Exchange Agent, each shareholder should complete and sign the Substitute Form W-9 which will be included as part of the letter of transmittal from the Exchange Agent to be used to surrender Common Stock for cash. The exceptions provide that certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a statement, signed under penalties of perjury, attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the shareholder's federal income tax, or, in general, refunded by the Internal Revenue Service ("IRS") assuming that the appropriate procedures are followed.

     No ruling has been requested from the IRS as to any of the tax effects to the Company's shareholders of the transactions discussed in this Proxy Statement, and no opinion of counsel has or will be rendered to the Company's shareholders with respect to any of the tax effects of the Merger or the other related Transactions.

     SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX AND FINANCIAL ADVISORS AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES.

                  MARKET PRICES AND DIVIDENDS ON COMMON STOCK

MARKET PRICES

     The Company Common Stock is listed on NASDAQ under the name "First Patriot Bankshares Corporation" and traded under the symbol "FPBK." The following table sets forth for the fiscal quarters indicated, the high and low closing sales price per share of Common Stock traded on NASDAQ.

                            FIRST PATRIOT BANKSHARES
                         QUARTERLY COMMON STOCK PRICES

                                           1997                               1996                               1995
                               -----------------------------      -----------------------------      ----------------------------
                                 MARKET PRICE                       MARKET PRICE                      MARKET PRICE
                               ----------------    DIVIDENDS      ----------------    DIVIDENDS      ---------------    DIVIDENDS
                                HIGH      LOW      DECLARED        HIGH      LOW      DECLARED        HIGH      LOW     DECLARED
                               ------    ------    ---------      ------    ------    ---------      ------    -----    ---------
First Quarter...............   $17.50    $14.63      $0.03        $13.00    $11.50      $0.03        $ 7.00    $5.50      $0.02
Second Quarter..............    16.00*    16.63*      0.03         12.00      9.25       0.03          8.00     6.38       0.02
Third Quarter...............      N/A       N/A        N/A         12.50     10.00       0.03         10.63     8.00       0.02
Fourth Quarter..............      N/A       N/A        N/A         16.00     11.50       0.03         13.00     9.00       0.03

---------------
* Through June 9, 1997.

     On February 18, 1997, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price per share of Common Stock on NASDAQ was $14.75. On June 9, the last full trading day prior to the date of this Proxy Statement, the reported closing sale price per share of Common Stock on NASDAQ was $16.50. Shareholders are urged to obtain current information with respect to the price of the Common Stock.

DIVIDENDS

     The Company first paid a quarterly cash dividend of $.02 per share of Common Stock in March, 1995. The Company has continued to pay quarterly dividends since then, raising the dividend to $.03 per share of Common Stock in November, 1995. The Merger Agreement restricts the ability of the Company to make distributions to its shareholders, except for regular quarterly cash dividends of $.03 per share of Common Stock with declaration, record and payment dates consistent with past practice, on February 28, 1997, and May 30, 1997. See "The Merger -- Conduct of Business Pending the Merger."

                           STOCK OWNED BY MANAGEMENT

     The following table sets forth information as of February 28, 1997 with respect to the amount of the Company Common Stock beneficially owned by each director of the Company, the Chief Executive Officer and each of the four most highly compensated executive officers of the Company serving at February 28, 1997, and by all directors and executive officers of the Company as a group.

     The only persons or entities (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), known by the Company to be the beneficial owners of more than 5% of the issued and outstanding common stock were the three directors as disclosed in "Stock Ownership of Management" below.

     The following table sets forth the beneficial ownership of common stock by all directors and named executive officers, and all directors and executive officers of the Company as a group. Each person has sole voting and investment power unless otherwise indicated. The individual percentages in the last column assume the exercise by the individual shareholder of his/her options and warrants but does not assume such an exercise by any other person. These computations are in accordance with Securities and Exchange Commission rules and do not necessarily indicate beneficial ownership for any other purpose. Stock Options and Warrants have been adjusted to reflect a 2 for 1 stock split declared on April 22, 1993 and a 2% stock dividend declared on May 26, 1994.

               STOCK OWNERSHIP OF MANAGEMENT AT FEBRUARY 28, 1997
                           ACQUIRABLE WITHIN 60 DAYS

                                              SOLE OR SHARED
                                                VOTING OR        STOCK                         PERCENT OF
                   NAME                      INVESTMENT POWER   OPTIONS   WARRANTS    TOTAL      CLASS
-------------------------------------------  ----------------   -------   --------   -------   ----------
Daniel R. Bannister........................         5,174(1)         --         --     5,174        .25%
Robert M. Barlow...........................       106,443(2)      3,060     51,971   161,474       7.78
Wayne W. Broadwater........................        38,547(3)      3,060     25,967    67,574       3.29
Bronson F. Byrd............................        25,184         3,060     14,073    42,317       2.08
Michael W. Clarke..........................        18,128(4)     25,248         --    43,376       2.12
Nancy K. Falck.............................        43,427(5)      3,060     24,813    71,300       3.48
Harvey W. Huntzinger.......................        87,198(6)      3,060     51,973   142,231       6.77
Jones V. Isaac.............................        42,598(7)      3,060     51,973    97,631       4.70
Carroll C. Markley.........................        53,619(8)     60,750     26,545   140,914       6.68
John H. Rust, Jr...........................        65,456(9)         --         --    65,456       3.24
All directors and Executive Officers as a
  group of 13 persons......................       498,249       112,936    247,315   858,500      36.05

---------------

(1) Includes 100 shares owned by Mr. Bannister's spouse and 4,668 shares owned jointly.
(2) Includes 9,426 shares owned by Mr. Barlow's spouse and 228 shares owned jointly.
(3) Owned jointly with Mr. Broadwater's spouse.
(4) Includes 142 shares held jointly with Mr. Clarke's spouse.
(5) Includes 13,591 shares owned by Mrs. Falck's spouse.
(6) Includes 1,000 shares owned by Mr. Huntzinger's spouse.
(7) Includes 15,300 shares owned by Mr. Isaac's spouse.
(8) Includes 12,001 shares held jointly with Ian C. Markley.
(9) Includes 4,077 shares owned by Mr. Rust's children, 31,756 shares owned by Rust & Rust, P.C., and 24,596 shares owned by Rust & Rust, P.C. 401(k) Plan.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     Other than those directors noted in the table above (see "Stock Owned by Management"), there are no persons believed by management to be the beneficial owners of more than five percent of the outstanding Common Stock.

                              INDEPENDENT AUDITORS

     Homes, Lowry, Horn & Johnson, LTD. ("Homes"), is the Company's current independent auditor and has served as the Company's independent auditor for the years 1995 and 1996. A representative of Homes is expected to be present at the Special Meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Special Meeting other than those matters described above in this Proxy Statement. If, however, any other matters not now known should properly come before the Special Meeting, the persons named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors.

                                          By Order of the Board

                                                 /s/ JOHN H. RUST, JR.

                                          --------------------------------------
                                                    John H. Rust, Jr.
                                                  Chairman of the Board

Reston, Virginia
June 10, 1997

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT (the "Agreement"), is made and entered into this 18th day of February, 1997, among First Patriot Bankshares Corporation ("First Patriot"); Patriot National Bank ("PNB"), a wholly-owned subsidiary of First Patriot; United Bankshares, Inc. ("UBS"); United Bank ("UBV"), a wholly-owned subsidiary of UBS; and UB Holding Company, Inc. ("UBHC"), also a wholly-owned subsidiary of UBS.

     WHEREAS, PNB is a federally chartered national banking association with its principal office in Reston, Virginia and is a wholly-owned subsidiary of First Patriot;

     WHEREAS, UBV is a Virginia state chartered banking corporation organized and existing under the laws of the Commonwealth of Virginia with its principal office in Arlington, Virginia and is a wholly-owned subsidiary of UBS;

     WHEREAS, First Patriot is a Virginia corporation with its principal offices located in Reston, Virginia, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended;

     WHEREAS, UBS and UBHC are West Virginia corporations with their principal offices located in Charleston, West Virginia and UBS is a registered bank holding company under the Bank Holding Company Act of 1956, as amended;

     WHEREAS, the parties hereto desire to accomplish two merger transactions, with the first merger being the merger of First Patriot and UBHC, with First Patriot surviving the merger (the "Holding Company Merger");

     WHEREAS, immediately after the consummation of the Holding Company Merger, PNB shall merge with and into UBV with UBV surviving the merger (the "Bank Merger");

     WHEREAS, under the terms and conditions herein, shareholders of First Patriot will receive $17.00 in cash for each share of First Patriot common stock ("First Patriot stock") they own as consideration for the Holding Company Merger;

     WHEREAS, for federal income tax purposes, as to the merger involving First Patriot the transaction is intended to be treated as a purchase of stock under Internal Revenue Code Section 368(a);

     NOW, THEREFORE, for and in consideration of the premises and the representations, warranties, covenants and agreements contained herein, UBS, UBHC, UBV, First Patriot and PNB do represent, warrant, covenant and agree as follows:

                                   ARTICLE I

                         PLAN OF HOLDING COMPANY MERGER

     1.1 Parties to Holding Company Merger and Surviving Holding Company. The parties to the Plan of Holding Company Merger are UBHC and First Patriot. UBHC shall merge with and into First Patriot, pursuant to the laws of West Virginia and Virginia. After the consummation of the Holding Company Merger, First Patriot will be the Surviving Holding Company. The name of the Surviving Holding Company will be "UB Holding Company, Inc." and its principal office will be Charleston, West Virginia.

     1.2 Terms of Holding Company Merger. The terms and conditions of the Holding Company Merger are set forth in this Agreement. Upon satisfaction of all of the terms and conditions set forth herein, the Holding Company Merger shall be effective upon the filing of Articles of Merger with, and the issuance of certificates of merger by the Secretary of the State of West Virginia and the State Corporation Commission of Virginia. The date of the filing in West Virginia will be the Holding Company Merger Effective Date.

     1.3 Effect of Holding Company Merger. Upon consummation, the Holding Company Merger shall have the following effects:

          (a) The Surviving Holding Company, will upon the time of the Holding Company Merger and thereafter, possess all of the rights, privileges, immunities, and franchises of both UBHC and First Patriot.

          (b) All property, real, personal and mixed, and all debts due in whatever amount, and all other choses in action, and all other interests belonging to or due to UBHC will be taken and deemed to be transferred to and vested in First Patriot as Surviving Holding Company and all property, real, personal and mixed, and all debts due in whatever amount, and all other choses in action, and all other interests belonging to or due to First Patriot shall remain in Surviving Holding Company without further act; and the title to any real estate, or any interest therein, vested in UBHC or First Patriot shall not revert or be in any way impaired by reason of the Holding Company Merger.

          (c) The Surviving Holding Company will be responsible and liable for all of the liabilities and obligations of UBHC and First Patriot and neither the rights of creditors not liens upon the property of UBHC and First Patriot shall be impaired by the Holding Company Merger.

          (d) As of the Holding Company Merger Effective Date, the shares of First Patriot will be cancelled and shareholders of First Patriot will cease to have any rights as shareholders except for the right to receive the merger consideration provided herein.

     1.4 Consideration. As consideration for the Holding Company Merger, shareholders of First Patriot will be entitled to receive $17.00 in cash for each share of First Patriot stock they own (the "Merger Consideration"); provided, however that the maximum number of First Patriot shares for which the per share Merger Consideration will be paid is 2,425,782 which number may only be constituted of the shares issued and outstanding on the date hereof, 2,020,929 shares; shares which may be issued due to the exercise of options outstanding as of the date hereof, 133,055 shares; and shares which may be issued due to the exercise of warrants outstanding as of the date hereof, 271,798 shares. The maximum total merger consideration is $41,238,294. If consistent with the terms of the outstanding options and warrants, in lieu of exercising options at an average option price of $5.84 per share, or warrants at the warrant price of $4.90 per share, in order to surrender the shares for Merger Consideration, UBS will pay the holders of options and warrants the Merger Consideration per share, less the appropriate exercise price.

     From and after the date of the Bank Holding Company Merger, the holders of certificates representing First Patriot shares shall cease to have any rights with respect to such shares and such shares will thereafter be deemed cancelled and void. The sole right of such shareholders will be to receive the Merger Consideration.

     1.5 Exchange of Shares. Each holder of certificates representing shares of the stock of First Patriot will, upon the surrender to Surviving Holding Company, or its agent, of such certificates in proper form, be entitled to receive the Merger Consideration. Until any outstanding certificates have been surrendered, UBS may, at its sole discretion, withhold the Merger Consideration. Upon the delivery to Surviving Bank Holding Company of the outstanding First Patriot certificates, there will be delivered to the record holder thereof the Merger Consideration, without interest.

     1.6 Articles of Incorporation and Bylaws of Surviving Holding
Company. Upon the Holding Company Merger being consummated, the Articles of Incorporation of First Patriot shall be the Articles of Incorporation of the Surviving Holding Company and the Bylaws of UBHC shall be the Bylaws of the Surviving Holding Company until altered, amended or repealed in accordance with their provisions and applicable law. The Surviving Holding Company will be a Virginia corporation and its taxpayer identification number shall be the taxpayer identification number of First Patriot.

     1.7 Additional Requirements. If at any time, the Surviving Holding Company shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or conform in the Surviving Holding Company the title to any property or rights of UBHC or First Patriot or are otherwise necessary to carry out the provisions of the Plan of Holding Company Merger and this Agreement, the proper officers and directors of UBHC or First Patriot, as the case may be, prior to the Holding Company Merger Effective Date, and thereafter, the officers of the Surviving Holding Company, will execute and deliver any and all property assignments, conveyances, assurances, and other instruments to vest, perfect or confirm title to any such property or rights in the Surviving Holding Company and otherwise carry out the provisions of this Agreement.

                                   ARTICLE II

                              PLAN OF BANK MERGER

     2.1 Parties to Bank Merger and Surviving Bank. The parties to the Plan of Bank Merger are UBV and PNB. PNB shall merge with and into UBV (the "Bank Merger"), under the charter of the latter, pursuant to the laws of Virginia and the United States. The parties will treat the Bank Merger as occurring immediately after the Holding Company Merger on their respective tax returns. UBV will be the Surviving Bank. The name of the Surviving Bank shall be "United Bank" and its principal office will remain at Arlington, Virginia. The present offices of PNB will become branch offices of UBV.

     2.2 Terms of Bank Merger. The terms and conditions of the Bank Merger are set forth in this Agreement. Upon satisfaction of all of the terms and conditions set forth herein, the Bank Merger shall be effective upon the date so indicated by the State Corporation Commission of Virginia.

     2.3 Effect of Bank Merger. Upon consummation, the Bank Merger shall have the following effects:

          (a) The Surviving Bank, will upon the time of the Bank Merger and thereafter, possess all of the rights, privileges, immunities and franchises, of both UBV and PNB.

          (b) All property, real, personal and mixed, and all debts due in whatever amount, and all other choses in action, and all other interests belonging to or due to PNB will be taken and deemed to be transferred to and vested in UBV as the Surviving Bank and all property, real, personal and mixed, and all debts due in whatever amount, and all other choses in action, and all other interests belonging to or due to PNB shall remain in the Surviving Bank without further act; and the title to any real estate, or any interest therein, vested in UBV or PNB shall not revert or be in any way impaired by reason of the Bank Merger.

          (c) The Surviving Bank will be responsible and liable for all of the liabilities and obligations of PNB and UBV and neither the rights of creditors nor liens upon the property of UBV and PNB shall be impaired by the Bank Merger.

          (d) The Surviving Bank will have a capital stock account equal to the capital accounts of UBV and PNB, or $5,000,000, divided into 1,000,000 shares of common stock of $5.00 par value with surplus of $21,412,000 (UBV surplus plus PNB capital stock and surplus) and undivided profits of $5,278,000 such capital account to be adjusted to account for all earnings and other adjustments between December 31, 1996 and the Bank Merger Effective Date. As of the Bank Merger Effective Date, the shares of PNB will be canceled.

     2.4 Articles of Incorporation and Bylaws of Surviving Bank. Upon the Bank Merger being consummated, the Articles of Incorporation and the Bylaws of UBV shall be the Articles of Incorporation and Bylaws of the Surviving Bank until altered, amended or repealed in accordance with their provisions and applicable law. The Surviving Bank will be a state chartered bank and its taxpayer identification number shall be the taxpayer identification number of UBV.

     2.5 Additional Requirements. If at any time, the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or conform in the Surviving Bank the title to any property or rights of UBV or PNB or are otherwise necessary to carry out the provisions of the Plan of Bank Merger and this Agreement, the proper officers and directors of UBV or PNB, as the case may be, prior to the Bank Merger Effective Date, and thereafter, the officers of the Surviving Bank, will execute and deliver any and all property assignments, conveyances, assurances, and other instruments to vest, perfect or confirm title to any such property or rights in the Surviving Bank and otherwise carry out the provisions of this Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of UBS, UBHC and UBV. Unless disclosed in Exhibit A hereto, as of the date of this Agreement, and as of the date of the consummation of the transactions contemplated herein, UBS, UBHC and UBV represent and warrant, as of the date hereof and as of the date of consummation of the transaction contemplated herein, the following to First Patriot and PNB;

          (a) Organization. UBS and UBHC are West Virginia corporations duly organized, validly existing and in good standing under the laws of the State of West Virginia. UBV is a state banking corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Each has the requisite corporate power and authority to own and lease its properties and to conduct its business as currently conducted and as currently contemplated to be conducted.

          (b) Authority. UBS, UBHC and UBV have the power to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the Boards of Directors of UBS, UBHC and UBV. Upon its execution and delivery, this Agreement constitutes the valid and legally binding obligation of UBS, UBHC and UBV. The execution and delivery of this Agreement does not and will not, and the consummation contemplated herein will not, violate (i) any provisions of the Articles of Incorporation or Bylaws of UBS, UBHC or UBV,
     (ii) any laws of the State of West Virginia, the Commonwealth of Virginia or the United States of America or (iii) any other material restriction to which any of them is subject.

          (c) Applications. UBS, UBHC and UBV, with the cooperation of First Patriot and PNB, will cause to be filed all necessary regulatory applications with the appropriate bank regulators to accomplish the transactions contemplated herein. UBS will pay all expenses associated with the filing of such regulatory applications, excluding legal and accounting expenses incurred by First Patriot and PNB in connection therewith.

          (d) Registered Bank Holding Company. UBS is a duly registered bank holding company under the Bank Holding Company Act of 1956, as amended.

          (e) Absence of Certain Changes. Except as may be disclosed in Exhibit A hereto and made a part hereof, since September 30, 1996:

             (i) There has been no material change in the operations, financial condition, or results of operation of UBS or any subsidiary of UBS which could have a material adverse effect on the consolidated assets, financial condition, or operations of UBS nor has any event or condition occurred which is known to its officers which may result in such a change;

             (ii) There has not been any damage, destruction, or loss by reason of fire, flood, accident or other casualty (whether insured or not insured) materially and adversely affecting the consolidated assets, financial condition or operations of UBS; and

             (iii) Neither UBS nor any subsidiary of UBS has disposed of or agreed to dispose of any properties or assets material to UBS, nor has it leased to others, or agreed to so lease, any of such material properties or assets.

          (f) Litigation. Except as disclosed in Exhibit A, neither UBS nor any subsidiary of UBS is a party to or, to the knowledge of its executive officers, threatened with any litigation, action, governmental or other proceeding, investigation, strike or other labor dispute which might affect the validity of this Agreement or which, individually or in the aggregate, might have a materially adverse effect on UBS's consolidated assets, financial condition, operations or material contractual rights, or its ability to consummate the transactions contemplated herein; and there is no outstanding order, writ, injunction or decree of any court or governmental agency against or materially affecting UBS or a material portion of any of its consolidated businesses or assets.

          (g) SEC Reports. Neither the Form 10-K Annual Report to the Securities and Exchange Commission by UBS for the year ended December 31, 1995, nor the quarterly Form 10-Q filings made during 1996 contain, as of the date hereof or as of its date, any untrue statement of a material fact or omit to state any material fact necessary to make the statement therein, in light of the circumstances under which such statements were made, not misleading.

          (h) Subsidiaries of UBS. The subsidiaries of UBS consist of corporations or national banking associations which are duly organized, validly existing and in good standing under applicable laws. Each has the corporate power, and all necessary federal, state, and local banking and other authorizations, to own its property and conduct its business as currently conducted and as currently contemplated to be conducted. UBS owns, free and clear of liens and encumbrances of any nature, 100% of the issued and outstanding stock of its subsidiaries, including UBHC and UBV.

          (i) Absence of Defaults and Violation. Except as disclosed in Exhibit A attached hereto and made a part hereof, neither UBS nor its subsidiaries
     (i) are in default under any term or provision of any mortgage, deed of trust, note, bond, indenture, commitment, contract, agreement, franchise, permit, license, lease or instrument to which they are a party or by which any of them or any of their properties is bound and which is material to the consolidated financial condition, businesses or operations of UBS, (ii) are subject to any decree, order, writ or injunction of any court or authority which materially restricts their operations or requires any material actions, (iii) are in violation of any law, rule or regulation applicable to them which could materially affect the consolidated financial, assets businesses or operations of UBS; or (iv) has received notification from any agency or department of federal, state or local government or regulatory authority or the staff thereof asserting that any of them is not in compliance with any of the statutes, regulations, rules or ordinances which such governmental authority or regulatory authority enforces, or any threat to revoke any license, franchise, permit or governmental authorization which could materially affect the consolidated financial condition, assets, business, or operations of UBS or any of its subsidiaries.

     3.2 Representation and Warranties of First Patriot and PNB. Unless disclosed in Exhibit B hereto, as of the date of this Agreement and as of the date of the consummation of the transactions contemplated herein, First Patriot and PNB represent and warrant the following to UBS, UBHC and UBV:

          (a) Organization. PNB is a federally chartered banking association duly organized, validly existing and in good standing under the laws of the United States. First Patriot is a Virginia corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. First Patriot and PNB are the only members of 2071 Chain Bridge Road LLC ("LLC") which owns the real property headquarters of First Patriot and PNB in Tysons Corner, Virginia. LLC is a duly organized limited liability company, validly existing and in good standing under the laws of the Commonwealth of Virginia. Each has all of the requisite power and authority to own and lease its properties and to conduct its business as it is now being conducted and as currently contemplated to be conducted.

          (b) Authority of First Patriot and PNB. Subject to all applicable state and federal regulatory approval, First Patriot and PNB have the power to enter into this Agreement and to cause the transactions contemplated herein to be carried out. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the Boards of Directors of First Patriot and PNB. Except for the ratification, confirmation and approval of this Agreement and the Holding Company Merger by First Patriot's stockholders and PNB's stockholder, no other acts or proceedings on their part are necessary to authorize the transactions contemplated by this Agreement. Upon its execution and delivery, subject only to shareholder ratification, confirmation and approval, this Agreement constitutes the valid and legally binding obligation of First Patriot and PNB. Subject to obtaining the permits, approvals, consents and authorizations set forth in Article V hereto, the execution and delivery of this Agreement does not, and the consummation of the transaction contem-plated herein will not, violate (i) any provision of the Articles of Incorporation or the Bylaws of First Patriot or PNB, (ii) any laws of the Commonwealth of Virginia or of the United States of America or (iii) any other material restriction of any kind or character to which First Patriot or PNB is subject. No acceleration of payment, default, breach or termination will occur in any material respect by virtue of the consummation of the transaction contemplated in this Agreement under any material contract, agreement, deed of trust, note, instrument, order, judgment or decree.

          (c) Capital Stock of PNB. PNB has one class of common stock consisting of 10,000,000 shares of authorized common stock having a par value of $5.00 per share, 600,000 shares of which are issued and outstanding. The outstanding shares of PNB stock have been duly and validly authorized and issued and have not been issued in violation of any preemptive rights of any of its shareholders. PNB has one class of preferred stock consisting of 1,000,000 shares having a par value of $25.00 per share of which no shares are outstanding. PNB holds no shares of its stock as treasury stock.

          (d) Capital Stock of First Patriot. First Patriot has one class of common stock consisting of 100,000,000 shares of common stock having a par value of $2.50 per share, of which 2,020,929 shares are issued and outstanding as of the date of this Agreement. In no event will the issued and outstanding shares of First Patriot common stock for which UBS will pay the Merger Consideration exceed 2,425,782. The outstanding shares of First Patriot stock have been duly and validly authorized and issued and have not been issued in violation of any preemptive rights of any of its shareholders. First Patriot holds no shares of its common stock as treasury stock. First Patriot has one class (which may be divided into series) of preferred stock consisting of 10,000,000 shares of preferred stock having a par value of $25.00 per share, of which no shares are outstanding. No shares of preferred stock will be issued prior to the Merger Effective Date.

          (e) Absence of Certain Changes. Except as disclosed in Exhibit B attached hereto and made a part hereof, since December 31, 1996:

             (i) There has not been any damage, destruction, or loss by reason of fire, flood, accident or other casualty (whether insured or not insured) materially and adversely affecting the assets, financial condition or operations of First Patriot or PNB;

             (ii) Neither First Patriot nor PNB has disposed of or agreed to dispose of any of its material properties or assets, nor has either leased to others, or agreed to so lease, any of such material properties or assets;

             (iii) There has not been any change in the authorized, issued or outstanding capital stock of First Patriot, other than that which may result from the exercise of the options or warrants identified herein, or PNB or any material change in the outstanding debt of First Patriot or PNB, other than changes due to payments in accordance with the terms of such debt and other than the acceptance of deposits by PNB in the ordinary course of business;

             (iv) There has not been, nor will there be on or before the Merger Effective Date, any declaration, setting aside or payment of any dividend or distribution in respect of any shares of the common stock of First Patriot, other than a cash dividend of $.03 per share, to be paid on February 28, 1997, and on May 30, 1997, if the Closing has not occurred.

             (v) Neither First Patriot nor PNB has granted at any time any warrant, option or right to acquire, or agreed to repurchase, redeem or otherwise acquire, any shares of its capital stock or any other of its securities whatsoever except for the warrants and options identified herein or as granted or agreed in this Agreement;

             (vi) No change has occurred in the personnel who are key personnel with respect to the operations of First Patriot or PNB; since the annual salary adjustments effective January 1, 1997, there have been no material increase in the compensation or fees payable by First Patriot or PNB to its directors, officers, employees or former employees, nor has there been any material increase in any loans, bonus, insurance, pension or other employee benefit plan, payment or arrangement for or with any of such directors, officers, employees or former employees;

             (vii) Neither First Patriot nor PNB has made any material loan or advance, other than in the ordinary course of business;

             (viii) Neither First Patriot nor PNB has made any expenditure or commitment for the purchase, acquisition, construction or improvement of any capital asset or of capital assets which in the aggregate would be material;

             (ix) Except transactions contemplated herein, neither First Patriot nor PNB has entered into any other material transaction, contract or lease, or incurred any other material obligation or liability; and

             (x) There has not been any other event, condition or development of any kind which materially and adversely affects the assets, financial condition or operations of First Patriot or PNB, and neither has any knowledge of any such event.

          (f) Taxes. Except as disclosed in Exhibit B attached hereto and made a part hereof:

             (i) First Patriot and PNB have filed all federal income tax returns and all other federal, state, municipal and other tax returns which each is required to file, have paid all taxes shown to be due on such returns and, in the opinion of their respective chief executive and financial officers, have adequately reserved or recognized for all current and deferred taxes;

             (ii) Neither the IRS nor any other taxing authority is now asserting against First Patriot or PNB, or, to either's knowledge, threatening to assert against either of them, any material deficiency or material claim for additional taxes, interest or penalties;

             (iii) There is no pending or, to the knowledge of First Patriot or PNB, threatened examination of the federal income tax returns of First Patriot or PNB and, except for tax years still subject to the assessment and collection of additional federal income taxes under the three year period of limitations prescribed in IRC Section 6501(a), no tax year of First Patriot or PNB remains open to the assessment and collection of additional federal income taxes; and

          (g) Litigation, Etc. Except as disclosed in Exhibit B attached hereto and made a part hereof, neither First Patriot nor PNB is a party to or, to the knowledge of its CEO and CFO, threatened with any litigation, action, governmental or other proceeding, investigation, strike or other labor dispute which might affect the validity of this Agreement or which, individually or in the aggregate, might reasonably be expected to have a materially adverse affect on its assets, financial condition or operations or on any of its material contractual rights; and there is no outstanding material order, writ, injunction or decree of any court or governmental agency against or affecting First Patriot or PNB or a material portion of any of their respective businesses or assets.

          (h) Absence of Defaults and Violations. Except as disclosed in Exhibit B attached hereto and made a part hereof, neither First Patriot nor PNB is
     (i) in default under any term or provision of any mortgage, deed of trust, note, bond, indenture, commitment, contract, agreement, franchise, permit, license, lease or instrument to which they are a party or by which either of them or their respective properties is bound and which is material to their financial condition, businesses or operations, (ii) subject to any judgment, decree or order of any court or order, agreement, or similar arrangement with a regulatory authority which materially restricts their operations or requires any material action, (iii) in violation of any law, rule or regulation known and applicable to them which violation could materially affect their financial condition, assets, businesses or operations, or (iv) in receipt of notification from any agency or department of federal, state or local government or regulatory authority or the staff thereof asserting that it is not in compliance with any of the statutes, regulations, rules or ordinances which such governmental authority or regulatory authority enforces and which lack of compliance could reasonably be expected to materially affect the financial condition, assets, business or operations of First Patriot or PNB, or has knowledge of any threat to revoke any license, franchise, permit or governmental authorization which could materially affect their financial condition, assets, business or operations.

             (i) Absence of Undisclosed Assets and of Undisclosed Contingent Liabilities. Except to the extent reflected on the latest financial statements of First Patriot or PNB delivered to UBS or except as disclosed in Exhibit B attached hereto and made a part hereof, neither First Patriot nor PNB has any undisclosed assets, or any claim, liability, obligation, or any known asserted claim, secured or unsecured, any of which is material (whether accrued, absolute, contingent or otherwise), against them or their assets.

          (j) Financial Statements. First Patriot has delivered to UBS copies of its audited consolidated financial statements and Form 10-K filing of First Patriot for the fiscal year ended December 31, 1995 and its unaudited interim financial statements and Form 10-Q filings for the first three calendar quarters of 1996. First Patriot represents and warrants that its financial statements which have been or will be delivered pursuant to any provision of this Agreement fairly present the consolidated financial position of First Patriot as of the date thereof and the results of its operations for each period specified therein.

          (k) Real Property. LLC owns the real property as shown on Exhibit B. Except as disclosed on Exhibit B, LLC is the owner of good and marketable title in fee simple of the real property reflected on its books and records as being owned by it. PNB is entitled to possession of any leased property and all such leases are valid and in full force and effect. All real property owned by LLC or leased by PNB is free and clear of liens and encumbrances except for liens of record, liens which do not materially affect the current use of the property or liens for ad valorem taxes not yet due and payable.

          (l) No Adverse Event. Since September 30, 1996, there has been no change, other than changes in the ordinary course of business, which, individually or in the aggregate, has or have materially and adversely affected the financial condition, results of operations or the businesses of First Patriot or PNB.

          (m) Material Contracts. Except as disclosed in Exhibit B attached hereto and made a part hereof, neither First Patriot nor PNB is a party to, or bound or affected by, or receives benefits under (i) any material agreement, arrangement or commitment not cancelable by it without penalty, other than agreements, arrangements or commitments entered into in the ordinary course of business consistent with its past practice and negotiated on an arm's length basis, or (ii) except as set forth in this Agreement, any material agreement, arrangement or commitment relating to the employment, election or retention in office of any director or officer other than agreements, arrangements or commitments entered into in the ordinary course of business consistent with its past practice and negotiated on an arm's length basis.

          (n) ERISA. Except as disclosed in Exhibit B, (i) each plan subject to Title IV of ERISA and established or maintained for persons including employees or former employees of First Patriot or PNB ("Plan") has been maintained and funded in accordance with its terms and with all provisions of ERISA applicable thereto; (ii) no event reportable under Section 4043 of ERISA has occurred and is continuing with respect to any Plan; (iii) no liability to Pension Benefit Guaranty Corporation has been incurred with respect to any Plan, other than for premiums due and payable; (iv) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and no decision has been made to terminate or institute proceedings to terminate any Plan; and (v) there has been no cessation of, and no decision has been made to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under any Plan.

          (o) Regulatory Reports. First Patriot and PNB have filed all material reports required to be filed by them with all applicable securities and banking regulators, and with any other regulatory authority to which they must report.

          (p) Environmental Concerns. Unless otherwise indicated in Exhibit B, to the knowledge of their respective chief executive and chief financial officers, neither First Patriot nor PNB own or operate any property where:

             1. Material amounts of Hazardous Substances have been generated, treated, stored, disposed of, incinerated or recycled at or on the property;

             2. Aboveground or underground storage tanks are or have been located:

             3. Spills, discharges, releases, deposits of material amounts of any Hazardous Substances have occurred;

             4. Hazardous Substances have been released on adjacent properties which could migrate onto the property;

             5. An investigation or administrative proceeding by a governmental agency or a lawsuit by a governmental agency or private third party occurred involving Applicable Environmental Law; or

             6. Solid waste, as defined under State law, has been disposed.

          To the knowledge of their respective chief executive and chief financial officers, neither First Patriot nor PNB has a loan secured by property which is owned or operated by an entity or person in violation of Applicable Environmental Law.

          For purposes of this Agreement, (1) The term "Applicable Environmental Law" shall include but shall not be limited to the laws and implementing regulations of the United States Government, State and local governments, whether currently in existence or hereafter enacted, that govern; (i) the existence, cleanup and/or remedy of hazardous substance contamination on property; (ii) the protection of the environment from released, spilled, deposited or otherwise emplaced hazardous substance contamination; (iii) the control of hazardous substances and hazardous substance waste; and (iv) the reporting, use, generation, transport, treatment and removal of hazardous substances and (2) The term "Hazardous Substance" shall mean any substance which at any time is toxic, ignitable, reactive or corrosive and that is regulated by any Applicable Environmental Law or which has been determined at any time by any agency or court to be a toxic, ignitable, reactive or corrosive substance and that is regulated under Applicable Environmental Law. "Hazardous Substance" includes any and all materials or substances that are defined as "hazardous wastes", "extremely hazardous wastes" or a "hazardous substances" pursuant to any Applicable Environmental Law. "Hazardous Substance" includes, but is not restricted to asbestos, polycholrinated biphenyls ("PCBs"), nuclear materials and petroleum.

          (q) Registered Bank Holding Company. First Patriot is a duly registered bank holding company under the Bank Holding Company Act of 1956, as amended.

          (r) Ownership of Subsidiary. First Patriot is the owner of 100% of the issued and outstanding shares of PNB, free and clear of any lien or encumbrances. First Patriot and PNB are the only members of LLC.

          (s) Standards. For purposes of the representations contained in this
     Section 3.2, "material" shall mean a transaction or change in circumstances involving an amount in excess of $100,000 and "knowledge" of First Patriot or PNB shall mean the actual knowledge of their respective Chief Executive Officers and Chief Financial Officers.

                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

     4.1 Approval of First Patriot Shareholders. First Patriot will submit to shareholders, as part of the proxy materials prepared for its shareholders' consideration, this Agreement and the transactions contemplated herein for approval, ratification and confirmation by the holders of a requisite majority of the issued and outstanding shares in accordance with law. First Patriot, as a party to this Agreement, agrees to vote all of the shares of PNB stock it holds in favor of the Bank Merger and transactions contemplated herein.

     4.2 Approval of UBS as Sole Shareholder of UBHC and UBV. UBHC and UBV will present this Agreement and Plan of Merger for the approval of their sole shareholder, UBS. UBS will vote all its shares in UBHC in favor of the Holding Company Merger. UBS will vote all its shares in UBV in favor of the Bank Merger.

     4.3 Regulatory Approval. UBS, UBHC and UBV, with First Patriot and PNB, will prepare and file, as soon as practicable, with the Board of Governors of the Federal Reserve System ("FRB"), the Virginia Bureau of Financial Institutions, and any other applicable regulator all applications required to seek approval of the Bank Merger and the Holding Company Merger. The parties hereto agree, to aggressively pursue regulatory approval of the transactions contemplated herein. First Patriot and/or PNB shall have the right, subject to the consent of UBS, which shall not be unreasonably withheld, and at their own expense, to participate in the appeal of any adverse decision. UBS shall provide First Patriot and PNB with copies of all applications submitted by UBS to such regulators.

     4.4 Conduct of Business by First Patriot and PNB Until Closing. First Patriot and PNB acknowledge and agree that the obligations contained in this
Section 4.5 are an integral part of the consideration for this Agreement and that UBS' commitments herein are conditioned upon performance of these operational covenants. Unless the prior written consent of UBS is obtained, or unless otherwise provided for herein, First Patriot and PNB, between the date of this Agreement and the Holding Company Merger Effective Date and Bank Merger Effective Date, will:

          (a) Take no action, and not permit any action to be taken, which will have a material effect upon First Patriot or PNB, or their respective properties, financial condition, businesses or operations, including, without limitation, the commencement of any new branch banking operation except for the approved office openings in Hastings, Ashburn, Centreville and Herndon, Virginia consistent with the established schedule and budget for such offices;

          (b) Take no action or do anything (i) which will cause First Patriot or PNB to be, as of the respective Bank Merger Effective Date or Holding Company Merger Effective Date, in material violation of any of their representations, warranties, covenants and agreements contained in this Agreement or (ii) which will materially and adversely affect the consummation of the transactions contemplated in this Agreement;

          (c) Take no action to reclassify or alter First Patriot's or PNB's authorized stock, to issue shares of capital stock, debt instruments, or other securities or to amend either's Articles of Incorporation or Bylaws; provided, however that shares of First Patriot common stock may be issued in connection with the exercise of First Patriot's outstanding options and warrants identified herein. The number of shares issued in connection with outstanding options may not exceed 133,055 and the number of common shares issued in connection with outstanding warrants may not exceed 271,798. Nothing contained herein shall preclude the purchase of First Patriot shares on the market through its current dividend reinvestment plan consistent with existing practices, which purchases shall not increase the number of outstanding shares.

          (d) Not pay or declare any dividend or make any other distribution in respect of First Patriot's shares of common stock or acquire for value any of such shares unless otherwise permitted in this Agreement;

          (e) Take no action, and not permit any action to be taken, to mortgage, pledge, or subject to any lien or any other encumbrance on any of First Patriot's or PNB's material assets, to dispose of any material assets, or to incur or cancel any material debt or claim, except in the ordinary course of business as heretofore conducted;

          (f) Afford to the officers, attorneys, accountants, and other authorized representatives of UBS full access to the respective properties, books, tax returns and records of First Patriot and PNB, during normal business hours and upon reasonable request, in order that they may make such investigations of the affairs of First Patriot or PNB as it deems necessary or advisable. The parties hereto and their respective affiliates shall use all information that each obtains from the other pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for purposes consistent with the intent of this Agreement, and shall not use any of such information for any other purpose, including, without limitation, the competitive detriment of any party. Each of the parties hereto and their respective affiliates shall maintain as strictly confidential all information it learns from another of the parties hereto pursuant to this Agreement and shall, at any time, upon request, return promptly all documentation provided or made available, as identified in the next sentence, including all copies thereof. Each of the parties may disclose such information only to its respective affiliates, counsel, accountants, tax advisers, and consultants and as required by law, to comply with any regulatory requirements and as required by judicial process. The confidentiality agreement contained in this section shall remain operative and in full force and shall survive the termination of this Agreement.

          (g) Promptly advise UBS of any material adverse change in the financial condition, assets, businesses or operations of First Patriot or PNB and any material breach of any representation, warranty, covenant or agreement made by First Patriot or PNB in this Agreement;

          (h) Maintain in full force and effect adequate fire, casualty, public liability, employee fidelity and other insurance coverage in accordance with its existing coverages to protect First Patriot and PNB against losses for which insurance protection can be obtained at reasonable cost;

          (i) Take no action, and take such reasonable steps as are practicable to avoid any action to be taken, to change the senior management of First Patriot or PNB, or to increase any compensation, benefits, or fees payable by First Patriot or PNB to their respective directors and officers, employees;

          (j) Take no action (i) to acquire, or to be acquired by, to merge or merge with any company or business, to sell substantially all of First Patriot's or PNB's assets, or similar transaction other than pursuant to the provisions of this Agreement, or (ii) except as expressly permitted herein, to acquire any branch, or, except in the ordinary course of its business, any material assets of any other company or business;

          (k) Take no material action, and not permit any material action to be taken, whatsoever with respect to its properties, assets, businesses or operations, other than in the ordinary course of business;

          (l) Will continue to make adequate monthly provisions to the loan loss reserve during 1997; and in addition PNB agrees that it will (i) properly and timely charge-off any loan losses, as required by any applicable regulatory agency and prudent banking practices, and (ii) at the time of any such charge-off, PNB will make a provision to the loan loss reserve equal to the amount of the loss, less the specific amount allocated in the reserve, if any, relating to the charged-off loan (such specific amounts having been previously identified in writing by loan and amount);

          (m) Identify in advance to UBS all loans, including but not limited to any extension, renewal, modification or refinancing of an existing loan, in excess of $350,000 and permit a representative of UBS, upon request, to observe loan committee or board presentations on credit decisions generally; and

          (n) Identify in advance to UBS any plan to sell, trade or purchase any securities in its investment portfolio or purchase any long term federal funds.

     4.5 Conduct of Business by UBS Until Closing. UBS, as a bank holding company, in the normal conduct of its business, may acquire other banks or bank holding companies or engage in certain nonbanking activities which are closely related to banking, all as permitted under federal and state law. Accordingly, UBS may continue to seek and consider such opportunities and will not be restrained from doing so by the terms of this Agreement. In the event that UBS should reach an understanding with another entity regarding a merger, purchase or consolidation, then, after so advising First Patriot, UBS may proceed with a merger, purchase or consolidation concurrently with the acquisition by merger contemplated by this Agreement.

     Unless the prior written consent of First Patriot is obtained, UBS between the date hereof and the Effective Time of the Merger, shall:

          (a) Take no action, and not permit any action to be taken, by it or its subsidiaries, which will have a material adverse effect upon its properties, financial condition, businesses or operations;

          (b) Take no action or do anything (i) which will cause it to be in violation of its representations, warranties, covenants and agreements contained in this Agreement or (ii) which will materially and adversely affect the consummation of the transaction contemplated in this Agreement;

          (c) Promptly advise First Patriot of any material adverse change in the financial condition, assets, businesses or operations of UBS and any breach of any representation, warranty, covenant or agreement made by UBS in this Agreement;

          (d) Maintain in full force and effect adequate fire, casualty, public liability, employee fidelity and other insurance coverage in accordance with prudent practices to protect fully UBS and its subsidiaries against losses for which insurance protection can reasonably be obtained.

     4.6 Public Disclosures. The parties shall mutually agree in advance upon the form and substance of all public disclosures concerning this Agreement and the transactions contemplated hereby.

     4.7 Good Faith. UBS and First Patriot shall cooperate fully with each other and use their best efforts (i) to take or cause to be taken by them, as promptly as practicable, all actions required under this Agreement, and (ii) to consummate the transactions contemplated herein at the earliest practicable date.

     4.8 Employees. Employees of First Patriot and PNB shall be eligible, as soon as practicable after the Effective Date of the Mergers, to participate in benefit plans substantially similar to those in effect at the present subsidiaries of UBS. UBS and UBV will endeavor to continue to employ First Patriot and PNB employees, subject to satisfactory performance; provided, however, they are under no contractual obligation to do so and no third party rights are hereby implied or created. First Patriot and PNB employees who may lose their positions as a result of the Mergers will be eligible for compensation under UBS standard severance policy, a copy of which is attached as Exhibit C.

     4.9 Access and Information. First Patriot and its subsidiaries shall each afford to UBS, and to its accountants, counsel and other representatives, full access during normal business hours, during the period prior to the Effective Time, to all of its respective properties, books, contracts, commitments and records and, during such period, First Patriot shall furnish or make available promptly to UBS (a) a copy of each report, schedule and other documents filed or received by it during such period pursuant to the requirements of Federal and state banking and securities law, and (b) all other information concerning its business, properties and personnel as UBS may reasonably request. In the event of the termination of this Agreement, UBS shall: (i) hold confidential all information obtained in connection with the proposed transaction with respect to First Patriot and PNB which is not otherwise public knowledge; and return all documents (including all copies thereof) obtained hereunder from the other party; and (ii) use its best efforts to cause all information obtained by it pursuant to this Agreement or in connection with the negotiation thereof to be treated as confidential and shall not use, nor knowingly permit others to use, any such information unless such information becomes generally available to the public.

                                   ARTICLE V

                                   CONDITIONS

     5.1 Conditions to Obligations of All Parties. Subject to the respective right of each party to waive any condition required to be met by the other party hereto by this Section 5.1, the parties are not obligated to consummate, or to cause to be consummated, the transactions contemplated by this Agreement unless:

          (a) Shareholder Approval of Transaction. Before the Closings, First Patriot and PNB shall have obtained the approval, ratification and confirmation of this Agreement and the transactions contemplated herein by its shareholders, as required by law, and by any applicable provision of its articles of incorporation and bylaws.

          (b) Absence of Restraint. No order to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated in this Agreement shall have been entered by any court or administrative body which remains in effect on the Holding Company Merger Effective Date or the Bank Merger Effective Date.

          (c) Governmental Approvals. There shall have been obtained by the Holding Company Merger Effective Date and the Bank Merger Effective Date any and all permits, approvals and consents of every governmental body or agency which are necessary or appropriate so that consummation of the transactions contemplated in this Agreement shall be in compliance with all applicable laws, including, without limitation, those with respect to the FRB, the Virginia Bureau of Financial Institutions, and any other regulator with jurisdiction over the transactions.

          (d) Compliance with Representations, Warranties and Additional Agreements. All of the representations and warranties of the parties contained in this Agreement shall be true in all material respects at and as of the Holding Company Merger Effective Date and the Bank Merger Effective Date with the same force and effect as if they had been made at and as of such dates (except for changes contemplated and permitted by this Agreement or otherwise consented to in writing by the appropriate party to this Agreement) and each party shall have complied with and performed, in all material respects, all of the agreements contained in this Agreement to be performed by it at or before the Holding Company Merger Effective Date and the Bank Merger Effective Date. At the Closing of each merger transaction, each party shall have received from the other party to this Agreement, a certificate, in affidavit form, dated as of the date of the Closing, signed by such party's chief executive officer and chief financial officer, certifying that the foregoing statements made in this Section 5.1(d) are true and correct to the best of their knowledge and belief.

     5.2 Additional Conditions to Obligations of UBS.

          (a) Counsel's Opinion. UBS shall have received an opinion of counsel for First Patriot dated as of the Holding Company Merger Effective Date, to the effect that:

             (i) First Patriot is a bank holding company, duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is duly authorized to conduct its business in Virginia; PNB is a federally chartered national banking association, duly organized, validly existing and in good standing under the laws of the United States and is duly authorized to conduct its business as presently conducted and LLC is a limited liability company, duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is duly authorized to conduct its business in Virginia.

             (ii) The authorized capital stock and the number of shares issued and outstanding and the options and warrants, of First Patriot and PNB, as appropriate, are as stated in the opinion. The issued and outstanding shares are validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights of the shareholders of First Patriot or PNB. As of such date, to the best of counsel's knowledge, there are no other options, warrants, convertible securities or similar items outstanding on behalf of First Patriot or PNB.

             (iii) First Patriot and PNB have the corporate power and authority to execute, deliver and perform their obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by each and constitutes the legal, valid and binding obligation of each, enforceable in accordance with its terms except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors' rights generally.

             (iv) All necessary corporate proceedings have been duly and validly taken by First Patriot and PNB, to the extent required by law, their respective articles of incorporation and bylaws, or otherwise, to authorize the execution and delivery of this Agreement by First Patriot and PNB and the consummation of the transactions contemplated herein.

             (v) The consummation of the transactions contemplated herein will not violate or result in a breach of, or constitute a default under the articles of incorporation or bylaws of First Patriot or PNB or constitute a breach or termination of, or default under, any agreement or instrument of which counsel is aware and which would have a material adverse effect on the business of First Patriot or PNB, and to which either is a party or by which it or any of its property is bound.

     In rendering such opinion, counsel may rely upon certificates from the officers of First Patriot and PNB and from public officials and may assume that this Agreement has been duly and validly executed by UBS, UBHC and UBV.

          (b) Title Opinion or Title Insurance. UBS must have received a title opinion or a title insurance policy, in form and substance satisfactory to UBS, indicating that LLC owns the real property free and clear of liens and encumbrances with the exception of the existing deed of trust and with any noted exceptions acceptable to UBS. Typical utility and governmental easements and rights-of-way will be acceptable provided that they do not adversely affect the use of the property as it is currently utilized or its marketability.

          (c) UBS Satisfaction with Loan Loss Reserve, Provision of Charge-Offs, etc. As of the Merger Effective Date, UBS, in its sole discretion, must be satisfied with the adequacy of the then existing level of First Patriot's loan loss reserve, the level of First Patriot's provision to the loan loss reserve and with the sufficiency of the write-downs and charge-offs in the loan portfolio and any requirements imposed in connection with the merger by any regulators. In addition, PNB must also reserve for all contingencies in a manner consistent with the requirements of the regulators and prudent banking practices. For purposes of this section, UBS will accept the loan loss reserve, provisions and charge-offs of PNB if its loan portfolio performance and its loan loss reserve are consistent with the performance and reserve levels as of the date hereof. Prior to the Merger Effective Date, UBS with First Patriot's cooperation, will conduct a final review of the matters contemplated by this paragraph.

          (e) Employment Contracts. UBS shall have received an executed copy of a contract between UBS, the Surviving Bank and Mr. Carroll Markley regarding his post-merger compensation and employment relationship which has the affect of terminating and superseding his existing employment contract. Mr. Michael Clarke shall have entered into a written amendment to his employment agreement addressing stock options and bonuses. The new contract with Mr. Markley and amendment to Mr. Clarke's agreement shall be in the form of the agreements exchanged by the parties at the time this Agreement is executed.

     5.3 Additional Conditions to Obligations of First Patriot and PNB.

          (a) First Patriot and PNB shall have received the opinion of counsel to UBS to the effect that:

             (i) UBS and UBHC are each West Virginia corporations are validly existing and in good standing under the laws of West Virginia and are duly authorized to own their respective properties and to conduct their respective businesses as presently conducted. UBV is a Virginia banking corporation validly existing and in good standing under the laws of Virginia, is duly authorized to own its properties, and to conduct its business as presently conducted.

             (ii) All necessary corporate proceedings have been duly taken by UBS, UBHC and UBV to the extent required by law, their articles of incorporation, bylaws or otherwise, to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated herein. This Agreement constitutes the legal, valid and binding obligations of UBS, UBHC and UBV and is enforceable against them in accordance with its terms except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors rights generally.

             (iii) All regulatory approvals of federal or state banking regulators necessary to consummate the transactions contemplated herein have been obtained.

                                   ARTICLE VI

                                    CLOSING

     6.1 Closing. The closings (the "Closings") of each merger transaction shall take place at the principal office of UBS, or such other place as may be agreeable to the parties hereto, shall consist of the exchange of items required hereby and the filing of the Articles of Merger. The parties will use their best efforts to close on or about July 31, 1997. The payment of the consideration for the Holding Company Merger will commence as soon as possible after the Holding Company Merger Effective Date.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1 Termination. This Agreement may be terminated and canceled, and the transaction contemplated herein may be abandoned, notwithstanding shareholder authorization, at any time before the Effective Date as follows:

          (a) By mutual consent of the Board of Directors of UBS and First Patriot as evidenced by a majority vote of each of their respective Boards of Directors; or

          (b) By UBS if any of the conditions required to be satisfied by First Patriot and PNB specified in Section 5.1 and 5.2 hereof shall not have been satisfied within the time contemplated by this Agreement for consummation of this transaction; or

          (c) By First Patriot if any of the conditions required to be satisfied by UBS or UBV specified in Section 5.1 or 5.3 hereof shall not have been satisfied within the time contemplated by this Agreement for consummation of the transaction; or

          (d) By any party if the Merger will violate any nonappealable final order, decree or judgment of any court of governmental body which binds any party.

     In any event, the obligations of the parties under this Agreement shall terminate on December 31, 1997, if the Closings have not occurred before that date, unless the parties hereto mutually agree in writing to an extension of the time within which to close.

     In the event of termination of this Agreement for any reason, each party shall forthwith deliver to the other parties hereto all documents, work papers and other material obtained from it or any of its subsidiaries relating to the transaction contemplated herein, whether obtained before or after the execution hereof, and will continue to treat as confidential all such information in the same manner as it treats similar confidential information of its own and shall cause its and its subsidiaries' employees, agents and representatives, to keep all such information confidential except for such disclosures that are required by law or regulation or by rule, order or decree or any court or government agency.

     7.2 Expenses. Each of the parties to this Agreement agrees to pay, without a right to reimbursement from the other party hereto and whether or not the transaction contemplated in this Agreement shall be consummated, all of the costs incurred by it incident to the performance of its obligations under this Agreement and to the consummation of the transactions contemplated herein.

     7.3 Survival of Provisions. The respective representations, warranties, obligations and other agreements of the parties hereto shall not survive the Closing.

     7.4 Amendment. This Agreement may be amended by mutual consent of the Boards of Directors of UBS and First Patriot, evidenced by a majority vote of each of their respective Boards of Directors, at any time before or after approval thereof by the shareholders; but, after any such shareholder approval, no amendment shall be made to this Agreement which substantially and adversely changes the terms of the particular agreement without obtaining the further approval of the respective shareholders of that party. This Agreement may not be amended except by an instrument in writing duly executed by the appropriate officers on behalf of each of the parties hereto.

     7.5. Assignability. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that this Agreement may not be assigned by any party without the prior written consent of the other parties hereto.

     7.6. Notices. Any notice or other communications required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given or received if delivered in person, if sent by telecopier with acknowledgment of receipt, or if sent by certified mail, with postage prepaid, addressed as follows:

TO UBS:                                                   TO FIRST PATRIOT:
Richard M. Adams                                          Carroll C. Markley
Chairman and CEO                                          President and CEO
United Bankshares, Inc.                                   First Patriot Bankshares Corporation
514 Market Street                                         12120 Sunset Hills Road
Parkersburg, WV 26101                                     Reston, Virginia 22090
Fax No. (304) 424-8711                                    Fax No. (703) 917-8336
COPY TO:                                                  COPY TO:
Deborah A. Sink, Esq.                                     Terence P. Quinn, Esq.
Bowles Rice McDavid Graff                                 Steptoe & Johnson
  & Love, P.L.L.C.                                        1330 Connecticut Avenue, N.W.
600 Quarrier St.                                          Washington, D.C. 20036
P.O. Box 1386                                             Fax No. (202) 429-3902
Charleston, WV 25325-1386                                 AND
Fax No. (304) 347-1124                                    Cornelius J. Golden, Jr., Esq.
                                                          Chadbourne & Parke, L.L.P.
                                                          1101 Vermont Avenue, N.W.
                                                          Washington, D.C. 20005
                                                          Fax No. (202) 289-3002

     7.6 Entire Agreement. This Agreement, together with all exhibits attached hereto, constitutes the entire agreement among the parties and shall supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of the transaction contemplated herein and may not be changed except by amendment pursuant to the provisions of
Section 7.4 of the Agreement.

     7.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original; but all of which shall constitute one and the same instrument.

     7.8 Governing Law. Subject to the applicable law of the United States of America, this Agreement shall be governed and construed in all respects, including, but not limited to, validity, interpretation and effect, pursuant to the laws of the State of West Virginia.

     7.9 Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     7.10 Headings and Subheadings. The headings and subheadings used in this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their corporate officers thereunto duly authorized.

Attest:                                          UNITED BANKSHARES, INC.

By:                                              By:
--------------------------------------------     --------------------------------------------

Its:                                             Its:
--------------------------------------------     --------------------------------------------

Attest:                                          UBHC HOLDING COMPANY, INC.

By:                                              By:
--------------------------------------------     --------------------------------------------

Its:                                             Its:
--------------------------------------------     --------------------------------------------

Attest:                                          UNITED BANK

By:                                              By:
--------------------------------------------     --------------------------------------------

Its:                                             Its:
--------------------------------------------     --------------------------------------------

Attest:                                          FIRST PATRIOT BANKSHARES CORPORATION

By:                                              By:
--------------------------------------------     --------------------------------------------

Its:                                             Its:
--------------------------------------------     --------------------------------------------

Attest:                                          PATRIOT NATIONAL BANK

By:                                              By:
--------------------------------------------     --------------------------------------------

Its:                                             Its:
--------------------------------------------     --------------------------------------------

                                   EXHIBIT A

                        TO AGREEMENT AND PLAN OF MERGER

                           No additional disclosures.

                                   EXHIBIT B

                        TO AGREEMENT AND PLAN OF MERGER

               No additional disclosures, except any possible tax
                effect of the transactions contemplated herein.

                                   EXHIBIT C

                        TO AGREEMENT AND PLAN OF MERGER

                            UNITED BANKSHARES, INC.

                              SEVERANCE PAY POLICY
--------------------------------------------------------------------------------

The purpose of United's severance pay plan is to compensate employees for the permanent and unavoidable loss of their job as a result of circumstances beyond their control. These circumstances include, but are not limited to: reductions in work force size, mergers and technological changes.

Calculation of severance pay for a particular employee will be governed by the following:

        - An employee who resigns or who is dismissed for cause prior to the date set by the bank for termination is not eligible for severance pay.

        - No severance will be paid to an employee with less than one year of continuous service.

        - Years of service will be rounded to the next higher year upon completion of six months and one day from the employee's date of hire (month and day).

        - Years of service will be calculated based on the scheduled termination date.

        - One week's pay is defined as 1/52nd of current annualized base salary or forty hours times the current hourly rate of pay. Commissions, bonuses, overtime, etc. are not included.

        - The lump sum severance payment net of required withholdings will be made at the next regularly scheduled payroll date after the employee's termination date.

Calculation of severance pay:

        - Two weeks' pay times the number of years of service to a maximum of thirteen weeks' pay.

                                                                       EXHIBIT B

                                February 7, 1997

The Board of Directors
First Patriot Bankshares Corporation
2071 Chain Bridge Road
Vienna, VA 22182

Dear Members of the Board:

First Patriot Bankshares Corporation, Vienna, Virginia ("Patriot") and United Bankshares, Inc., Charleston, West Virginia ("United") have negotiated an agreement providing for the acquisition of Patriot by United ("Acquisition"). The terms of the Acquisition are set forth in a proposed Agreement and Plan of Merger.

The terms of the Acquisition provide that, with the possible exception of those shares as to which dissenter's rights may be perfected, each common share of Patriot will be converted into the right to receive cash of $17.00.

You have asked our opinion as to whether the proposed transaction pursuant to the terms of Acquisition is fair to the respective shareholders of Patriot from a financial point of view.

In rendering our opinion, we have evaluated the consolidated financial statements of Patriot and United available to us from published sources. In addition, we have, among other things: (a) to the extent deemed relevant, analyzed selected public information of certain other financial institutions and compared Patriot and United from a financial point of view to the other financial institutions; (b) considered the historical market price of the common stock of Patriot and United; (c) compared the terms of the Acquisition with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available; (d) reviewed the Agreement and Plan of Merger and related documents; and (e) made such other analyses and examinations as we deemed necessary. We also discussed with the various senior officers of Patriot and United the foregoing as well as other matters that may be relevant.

We have not conducted a due diligence review of United nor have we reviewed the final Agreement and Plan of Merger, proxy materials, regulatory applications, or other documents which must be prepared prior to completion of any transaction.

We have not independently verified the financial and other information concerning Patriot, or United, or other data which we have considered in our review. We have assumed the accuracy and completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of Patriot and United as they exist and are known to us as of December 31, 1996.

We have acted as financial advisor to Patriot in connection with the Acquisition and will receive from Patriot a fee for our services, a significant portion of which is contingent upon the consummation of the Acquisition.

It is understood that this opinion may be included in its entirety in any communication by Patriot or the Board of Directors to the stockholders of Patriot. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based on the foregoing, and subject to the limitations described above, we are of the opinion that the consideration is fair to the shareholders of Patriot from a financial point of view.

Sincerely,

Baxter Fentriss and Company

                      FIRST PATRIOT BANKSHARES CORPORATION
                            12120 Sunset Hills Road
                             RESTON, VIRGINIA 22090


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Michael W. Clarke, Stephanie H. Ogle and Robert C. Shoemaker as Proxies each with full power of substitution and hereby authorizes them to represent and vote, as designated below, all the shares of First Patriot Bankshares Corporation (the "Company") held of record by the undersigned on May ___, 1997, at the special meeting of stockholders to be held on June ___, 1997, or any adjournment thereof.

                                                        FOR    ABSTAIN  AGAINST

1.  Approval of the merger of United Bankshares, Inc.   [ ]      [ ]      [ ]
with and into the Company -- a transaction in which each share of Company common stock will be converted into $17.00 cash.

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting.


THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES UPON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or agent, please give full title as such. If a partnership, please sign in the partnership name by authorized person.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.


                                           Date                      , 1997
                                                ---------------------


                                           ------------------------------------
                                                        Signature



                                           ------------------------------------
                                                        Signature